Exhibit 10.1

Certain information marked as [***] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

COLLABORATION AND LICENSE AGREEMENT

between

NOVARTIS PHARMA AG

and

PRECISION BIOSCIENCES, INC.

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (“Agreement”) is entered into as of June 14, 2022 (the “Execution Date”), by and between Precision BioSciences, Inc., a corporation organized and existing under the laws of Delaware, having an address at 302 East Pettigrew St. – Dibrell Whse, Suite A-100, Durham, North Carolina 27701-3712, U.S.A. (“Precision”), and Novartis Pharma AG, a corporation organized and existing under the laws of Switzerland, with its principal business office located at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”). Novartis and Precision are each hereafter referred to individually as a “Party” and together as the “Parties.”

Whereas, Precision is a biotechnology company that has developed a proprietary gene editing platform, the ARCUS Technology (as defined below), and controls certain intellectual property rights with respect to using the ARCUS Technology to create fully synthetic nucleases derived from homing endonucleases;

Whereas, Novartis is a pharmaceutical company engaged in the research, development, manufacturing, marketing and distribution of pharmaceutical products, including therapeutic products, for use in humans and animals;

Whereas, Precision and Novartis desire to collaborate to discover and develop certain in vivo or ex vivo gene editing products incorporating an ARCUS Nuclease (as defined below) designed, created, selected, developed or optimized by Precision for Novartis using the ARCUS Technology, focused on insertion of Initial Payloads into the Initial Collaboration Target or knock down of the Replacement Collaboration Target (each as defined below);

Whereas, Novartis desires to obtain from Precision, and Precision desires to grant to Novartis, certain exclusive and non-exclusive license rights to develop, manufacture, and commercialize such products, subject to the terms and conditions of this Agreement; and

Whereas, in connection with the above and the Parties entering into this Agreement, Precision and Novartis are entering into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which Novartis is making an equity investment in Precision through an acquisition of common shares of Precision stock, and that certain corresponding Registration Rights Agreement (“Registration Rights Agreement”).

Now, Therefore, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

DEFINITIONS

Capitalized terms used in this Agreement and the Exhibits hereto shall have the following meanings (or as defined elsewhere in this Agreement):

1.1“Accounting Standards” means, as of the Effective Date, with respect to Precision, US GAAP (United States Generally Accepted Accounting Principles) and, with respect to Novartis, IFRS (International Financial Reporting Standards), in each case, as generally and consistently applied throughout the Party’s organization.  Each Party shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which its records are maintained, it being understood that each Party may only use internationally-recognized accounting principles (e.g. IFRS, US GAAP, etc.).

1.2“Acquirer” has the meaning set forth in Section 1.26.

1.3“Active Component” means a component that confers a therapeutic effect on a standalone basis, excluding, for clarity and without limitation, [***] and compounds that potentiate nucleases but which themselves do not confer a therapeutic effect on such basis.

1.4“Additional Payload” means a Payload that is the subject of an [***] Program.

1.5“Affiliate” means, with respect to any Person, any entity that, at the relevant time (whether as of the Effective Date or thereafter), directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, for so long as such control exists.  As used in this Section 1.5, “control” means: (a) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect ownership of fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the voting share capital or other equity interest in such entity.

1.6“After-Acquired IP” has the meaning set forth in Section 11.1.5.

1.7“Agreement” has the meaning set forth in the Preamble.

1.8“Alliance Manager” has the meaning set forth in Section 2.1.

1.9“Antitrust Filings” has the meaning set forth in Section 10.1.

1.10“Antitrust Laws” has the meaning set forth in Section 10.1.

1.11“Applicable Laws” means the applicable provisions of any and all federal, national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, guidelines or requirements, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders or permits of or from any court, arbitrator, Regulatory Authority, Governmental Authority, taxing authority, national securities exchange or exchange listing organization having jurisdiction over or related to the relevant subject item that may be in effect from time to time during the Term.

1.12“ARCUS Nuclease” means any synthetic nuclease derived from a homing endonuclease and made using the ARCUS Technology.

1.13“ARCUS Technology” means Precision’s proprietary gene editing platform known as ARCUS®, relating to the design, creation, selection, development, optimization and delivery of synthetic enzymes derived from homing endonucleases, including any modifications or improvements to such platform.

1.14“Auditor” has the meaning set forth in Section 9.8.

1.15“Background IP” means Novartis Background IP or Precision Background IP, as applicable.

1.16“Bayh-Dole Act” has the meaning set forth in Section 12.2.8.

1.17[***] means any one (1) of the ARCUS Nucleases Directed Against the Replacement Collaboration Target and having DNA and amino acid sequences provided by Precision to Novartis.

1.18“Biosimilar Product” means, with respect to a Licensed Product, and on a Licensed Product-by-Licensed Product and country-by-country basis, (a) any product that utilizes the same ARCUS Nuclease and the same Payload (except in the case of a Replacement Product) as such Licensed Product or (b) any product (including a “generic product,” “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “similar biological medicinal product” or “biosimilar product”) approved by way of an abbreviated regulatory mechanism by the relevant Regulatory Authority in a country in reference to such Licensed Product and in reliance upon the prior Regulatory Approval (or data therein) of such Licensed Product, in each case, (a) and (b), that is sold in the same country (or is commercially available in the same country via import from another country) as such Licensed Product by any Third Party that is not a Sublicensee of Novartis or its Affiliates and that did not purchase such product in a chain of distribution that included any of Novartis or any of its Affiliates or its Sublicensees.

1.19“Budget Cap” has the meaning set forth in Section 4.7.1.

1.20“Business Day” means any day, other than (a) any Saturday or Sunday; (b) a holiday observed by the United States federal government, the State of North Carolina or the Commonwealth of Massachusetts; or (c) a public holiday on which that banks are authorized or required to be closed in Basel, Switzerland.

1.21“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.22“Calendar Year” means each respective period of twelve (12) consecutive months commencing on January 1 and ending on December 31.

1.23[***] means any one (1) of the ARCUS Nucleases Directed Against the Initial Collaboration Target and having DNA and amino acid sequences provided by Precision to Novartis.

1.24“Cellectis Agreement” has the meaning set forth in Section 7.6.1.

1.25“Cellectis Patents” has the meaning set forth in Section 7.6.1.

1.26“Change of Control” means, with respect to either Party: (a) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Party (excluding, for clarity, an acquisition by a Third Party where the equity holders of such acquired Party or its parent immediately prior to such transaction hold a majority of the outstanding voting equity securities of the surviving entity or the parent of the surviving entity immediately following such transaction); (b) a merger, reorganization or consolidation involving such Party as a result of which (i) a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation and (ii) the voting securities of such Party outstanding immediately prior to such merger, reorganization or consolidation, or any securities into which such voting securities have been converted or exchanged, cease to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately following such merger, reorganization or consolidation; or (c) a sale, exclusive license or other transfer of all or substantially all of the assets of such Party related to the transactions contemplated by this Agreement in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of (a), (b) or (c), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction or Affiliates it controls after the applicable transaction) are referred to collectively herein as the “Acquirer”.

1.27“Change of Control Notice” has the meaning set forth in Section 17.8.1.

1.28“Chimeric Antigen Receptor” means a genetically engineered molecule, or a complex comprising a genetically-engineered molecule (including T cell receptors), that when present on the surface of human T cells, enables the T cells to recognize and bind to specific antigens that are present on the surface of cells.

1.29“Claim” has the meaning set forth in Section 13.1.1.

1.30“Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, or any post-Regulatory Approval human clinical trial, as applicable.

1.31“Code” has the meaning set forth in Section 15.9.

1.32“Collaboration” has the meaning set forth in Section 4.1.

1.33“Collaboration IP” means Novartis Collaboration IP or Precision Collaboration IP, as applicable.

1.34“Collaboration Payloads” means, individually or collectively as applicable, the Initial Payloads, the Reserved Payloads, and the Additional Payloads. Collaboration Payloads exclude any Unavailable Payloads.

1.35“Combination Product” has the meaning set forth in Section 1.115.

1.36“Commercial Milestone Event” has the meaning set forth in Section 9.3.2.

1.37“Commercial Milestone Event Notice” has the meaning set forth in Section 9.3.2.

1.38“Commercialization” means any and all activities for the purposes of the offering for sale and sale of a Licensed Product, or other product or therapy including: (a) activities for the purposes of storing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell that Licensed Product, or other product or therapy; (b) conducting Clinical Trials after Marketing Authorization of a Licensed Product, or other product or therapy with respect to such Licensed Product, or other product or therapy; (c) interacting with Regulatory Authorities regarding the foregoing; and (d) seeking Regulatory Approvals (as applicable) for and registration of that Licensed Product, or other product or therapy (beyond seeking Marketing Authorization, which is addressed within “Development”) in the Field in the Territory. When used as a verb, “to Commercialize” means to engage in Commercialization.

1.39“Commercially Reasonable Efforts” of a Party means that level of efforts and resources commonly applied by such Party to carry out a particular task or obligation consistent with the general practice followed by such Party to accomplish a similar objective under similar circumstances exercising reasonable business judgment, it being understood and agreed that with respect to the Manufacture, Development, and Commercialization of a Licensed Product, such efforts shall be substantially equivalent to those efforts and resources commonly used by such Party for products or therapies owned by it, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of Third Party products in development and in the marketplace, supply chain management considerations, the proprietary position of the compound, product or therapy (including with respect to patent or regulatory exclusivity), the regulatory structure involved, the profitability of the applicable compound, product or therapy (including pricing and reimbursement status achieved), and other relevant technical, commercial, legal, scientific, regulatory or medical factors including, for the avoidance of doubt, Novartis’s Global Access Commitments, as applicable.

1.40“Competing Program” has the meaning set forth in Section 8.2.

1.41“Confidential Proprietary Information” has the meaning set forth in Section 14.1.1.

1.42“Confidentiality Agreement” means that certain Confidentiality Agreement entered into between the Parties as of July 15, 2019, as amended September 26, 2020, and March 9, 2021.

1.43“Control” or “Controlled” means, with respect to any Know-How, Patents, or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license, or otherwise, but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) to grant to the other Party a license, covenant not to sue, sublicense, access, or right to use (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, in each case without violating any obligations of the granting Party owed to a Third Party or breaching the terms of any agreement with a Third Party.

1.44“Cover” means, with respect to a claim of a Patent and a relevant Licensed Product, that such claim would be infringed, absent a license, by the making, having made, use, importation, exportation, offering for sale, or sale of such Licensed Product (considering claims of patent applications to be issued as then pending).

1.45“Declaration” means the notification by Novartis or any of its representatives on the JSC of the selection of a Development Candidate to the JSC.

1.46“Developing Countries” means the countries and territories listed in Exhibit 1.46.

1.47“Development” or “Develop” means any and all activities for the purposes of the (a) discovery, identification, screening, testing, assessment and optimization of Licensed Products, or other product or therapy, and (b) non-clinical and clinical drug development activities that are necessary or useful to obtain Marketing Authorization for a Licensed Product, or other product or therapy, including design and conduct of Clinical Trials and the preparation and filing of Regulatory Filings and all regulatory affairs related to the foregoing.  When used as a verb, “Developing” means to engage in Development.  For clarity, “Development” shall exclude any Commercialization activities.

1.48“Development Candidate” means a Licensed Product, including the specific Licensed ARCUS Nuclease, Payload (if applicable) and delivery vector, selected by Novartis for further Development (i.e., conduct of a GLP Toxicology Study) with respect to the Initial Program, Replacement Program or any [***] Program.

1.49“Development Milestone Event” has the meaning set forth in Section 9.3.1.

1.50“Development Milestone Event Notice” has the meaning set forth in Section 9.3.1.

1.51“Directed Against” means, with respect to a Licensed Product (or other in vivo or ex vivo gene editing product or therapy) and a human gene (or the locus of such human gene or any target site in such human gene locus, as applicable), that the compound (which, for clarity, may be an enzyme) contained in such Licensed Product or such other product or therapy is designed or developed to add to, subtract, or modify such human gene (through binding at such locus or target site, as applicable) in a patient’s cells in vivo or ex vivo as its primary mechanism of action.

1.52“Directed To” means, with respect to a Licensed Product (or other in vivo or ex vivo gene editing product or therapy) and a human gene, that the compound (which, for clarity, may be an enzyme) contained in such Licensed Product or such other product or therapy is (a) designed or developed to add to, subtract, or modify any human gene locus and insert in place of or at such human gene locus a copy of such human gene, or an exogenous polynucleotide encoding an inhibitor of translation of the transcript of such human gene, in a patient’s cells in vivo or ex vivo as its primary mechanism of action, or (b) Directed Against such human gene.

1.53“Disclosing Party” has the meaning set forth in Section 14.1.2.

1.54“Dispute” has the meaning set forth in Section 16.2.

1.55“Divestiture” means (a) the sale or transfer of all rights to a Competing Program by [***] to a Third Party without the retention or reservation of any rights, license or interest by the selling entity or its Affiliates; or (b) with respect to an Acquirer of Precision, the sale or transfer of all rights to a Competing Program by such Acquirer to a Third Party without the retention or reservation of any rights, license or interest by the selling entity or its Affiliates. [***]

1.56“DOJ” has the meaning set forth in Section 10.1.

1.57“Dollar” means a U.S. dollar, and “$” is to be interpreted accordingly.

1.58“Duke Agreement” means the License Agreement entered into by Precision and Duke University (“Duke”) on April 17, 2006, as amended by the Amendment, dated May 31, 2007 and as further amended by the Letter Agreements, dated December 10, 2007, February 13, 2009, January 17, 2012, December 6, 2013, December 13, 2013 and February 4, 2014, and as further amended from time to time.

1.59“Duke IP” means all Patents and Know-How licensed to Precision under the Duke Agreement that constitute Precision Background IP.  The patent numbers and patent application numbers of the Patents that are included within the Duke IP as of the Execution Date are set forth in Schedule 1.59.

1.60“Effective Date” means the Closing Date (as such term is defined in the Stock Purchase Agreement).

1.61“Enabling Technology” means any intellectual property right owned or controlled by any Third Party that is necessary or reasonably useful for, or would be infringed by, the Research, Development, Manufacture or Commercialization of a Licensed Product.

1.62 “Escrow Agent” has the meaning set forth in Section 3.2.5.

1.63“Execution Date” has the meaning set forth in the preamble to this Agreement.

1.64“Executive Officers” means (a) with respect to Precision, [***] and (b) with respect to Novartis, [***]; or any other person that such person in the foregoing (a) or (b) designates from time to time.

1.65“Existing In-License Agreements” means the Duke Agreement and the Cellectis Agreement.

1.66“Existing Patents” has the meaning set forth in Section 12.2.3.

1.67“Extension” has the meaning set forth in Section 11.5.1.

1.68“External Costs” means expenses paid by Precision to Third Parties and (a) incurred in the performance of Research activities under this Agreement; and (b) [***].

1.69“FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.70“Field” means the diagnosis, prevention and treatment of any and all diseases by in vivo or ex vivo gene editing Directed Against the Initial Collaboration Target or the Replacement Collaboration Target, as applicable.

1.71“Firewall Event” has the meaning set forth in Section 17.8.4.

1.72“Firewall Period” means [***].

1.73“Firewalls” means [***].

1.74“First Commercial Sale” means the first sale of a Licensed Product by Novartis or an Affiliate, or a Sublicensee, to a Third Party in a country following Marketing Authorization for sale of such Licensed Product in that country. Sales or transfers of reasonable quantities of a Licensed Product for research or Development, including proof of concept studies or other clinical trial purposes, or for compassionate or similar use, shall not be considered a First Commercial Sale.

1.75“FTC” has the meaning set forth in Section 10.1.

1.76“FTE” means the equivalent of a full-time Precision employee’s work performing activities under a Research Plan, which is at least [***]. If any such individual works partially on work under a Research Plan for a Program and partially on other work in a Calendar Quarter, then the “FTE” to be attributed to such individual’s work hereunder shall be calculated based upon the percentage of such individual’s total work time in such Calendar Quarter that such individual spent working under a Research Plan for such Program based on [***], applied consistently throughout the Calendar Year.  For clarity, no individual person can ever constitute more than a single FTE, and indirect personnel (including support functions such as managerial, financial, legal or business development) shall not constitute FTEs.

1.77“FTE Rate” means [***].

1.78“Gates Foundation Agreement” has the meaning set forth in Section 7.8.1.

1.79“Global Access Commitments” has the meaning set forth in Section 6.3.

1.80“GLP Toxicology Study” means [***].

1.81“Government Official” has the meaning set forth in Section 12.5.4.

1.82“Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.83“HSR Act” has the meaning set forth in Section 10.1.

1.84“IND” means an investigational new drug application filed with the FDA or any similar application filed with a Regulatory Authority in a country outside the U.S. required to commence Clinical Trials of a pharmaceutical product.

1.85“Indemnitee” has the meaning set forth in Section 13.1.3.

1.86“Indemnitor” has the meaning set forth in Section 13.1.3.

1.87“Indirect Taxes” has the meaning set forth in Section 9.10.2.

1.88“Infringement” has the meaning set forth in Section 11.3.1.

1.89“Initial Collaboration Target” means [***].

1.90“Initial Payload” means [***] in each case (a) and (b) that is intended to treat a hemoglobinopathy, each as specified in greater detail in the Initial Research Plan.

1.91“Initial Program” means Collaboration activities for the purposes of the Research and Development of Licensed Products for nuclease-mediated insertion of the Initial Payloads into the Initial Collaboration Target for the treatment of hemoglobinopathies, using a Licensed ARCUS Nuclease that is a [***].

1.92“Initial Research Plan” has the meaning set forth in Section 4.4.1.

1.93“Initiation” means (a) with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial or (b) with respect to a GLP Toxicology Study, the first dosing of the first animal in such GLP Toxicology Study.

1.94“Inventions” means all Know-How and inventions, whether or not patentable, that are discovered, created, conceived or reduced to practice, in each case, by or on behalf of a Party or any of its Affiliates (whether solely or jointly by the Parties) in the course of performing activities under this Agreement, in either case, including all rights, title and interest in and to the intellectual property rights therein.

1.95“Joint IP” has the meaning set forth in Section 11.1.2.

1.96“Joint Patents” means any Patent constituting or claiming any Joint IP.

1.97“JSC” has the meaning set forth in Section 2.2.

1.98“JSC Co-Chairpersons” has the meaning set forth in Section 2.2.

1.99“Know-How” means any proprietary scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know-how, trade secrets, materials, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, safety, quality control data, manufacturing, and stability data, studies and procedures, and manufacturing process and development information, results and data.

1.100“Knowledge” means the actual or constructive knowledge of each of Precision’s Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer, General Counsel, Senior Vice President of Business Development and Alliance Management and Vice President of Intellectual Property, in each case, after due inquiry.

1.101“Licensed ARCUS Nuclease” means [***].

1.102“Licensed Product” means (a) with respect to the Initial Program, any in vivo or ex vivo gene editing product for nuclease-mediated insertion of an Initial Payload into a patient’s cells using a Licensed ARCUS Nuclease that is a [***], (b) with respect to the Replacement Program, any in vivo or ex vivo gene editing product for knock down of the human [***] in a patient’s cells using a Licensed ARCUS Nuclease that is a [***] (such product, a “Replacement Product”), or (c) with respect to an [***], any in vivo or ex vivo gene editing product for nuclease-mediated insertion of an Additional Payload into a patient’s cells using a Licensed ARCUS Nuclease that is a [***].  For clarity, a Licensed Product may consist of a single vector or delivery vehicle delivering both a Payload and a Licensed ARCUS Nuclease together, or multiple vectors or delivery vehicles delivering a Payload and a Licensed ARCUS Nuclease separately, including as may be separated temporally, by means of administration, or otherwise.  For further clarity, “Licensed Product” includes Combination Products.

1.103“Licensed Product Trademarks” has the meaning set forth in Section 11.7.

1.104“Losses” has the meaning set forth in Section 13.1.1.

1.105[***]

1.106“[***] Program” means Collaboration activities for the purposes of the Research and Development of Licensed Products for nuclease-mediated insertion of an Additional Payload into the Initial Collaboration Target for the treatment of a given [***], using a Licensed ARCUS Nuclease that is a [***].

1.107“Major European Markets” means [***].

1.108“Major Foreign Markets” means [***].

1.109“Manufacture” and “Manufacturing” means any and all activities related to the production, manufacture, formulation, finishing, packaging, labeling, shipping and holding of any Licensed Product, or other product or therapy, or any component, intermediary or precursor thereof (including, for clarity, [***], expression vectors, cell lines, culture media and feeds), and including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture, characterization, quality assurance and quality control (including testing).

1.110“Marketing Authorization” means all Regulatory Approvals (including any Pricing and Reimbursement Approval or access approvals, if applicable) from the relevant Regulatory Authority required by such Regulatory Authority in order to initiate marketing and selling a Licensed Product in any country or jurisdiction.

1.111“Materials Transfer Record” has the meaning set forth in Section 4.10.

1.112“Milestone Events” has the meaning set forth in Section 9.3.

1.113“Milestone Payments” has the meaning set forth in Section 9.3.

1.114“NDA” means a New Drug Application (as more fully described in 21 C.F.R. Part 314 or its successor regulation), a Biologic License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or its successor regulation), or any analogous Regulatory Filing with any Regulatory Authority outside of the United States.

1.115“Net Sales” means [***]. With respect to the calculation of Net Sales:

(w)	[***]; and
(z)

In the event that the Licensed Product is sold in a finished dosage form containing the Initial Payload or an Additional Payload (as applicable) in combination with one or more other Active Components (a “Combination Product”), the Net Sales will be calculated by [***].

1.116“Novartis” has the meaning set forth in the Preamble.

1.117“Novartis Background IP” means (a) any and all Patent rights and Know-How that Novartis or any of its Affiliates Controls as of the Effective Date or creates, conceives or reduces to practice outside of the activities under this Agreement after the Effective Date and (b) Novartis Improvement IP.

1.118“Novartis Collaboration IP” means, individually or collectively, Novartis Sole IP and Novartis’s share in Joint IP.

1.119“Novartis Improvement IP” has the meaning set forth in Section 11.1.2.

1.120“Novartis Indemnitee” has the meaning set forth in Section 13.1.1.

1.121“Novartis Materials” has the meaning set forth in Section 4.10.

1.122“Novartis Patent” means any Patent constituting or claiming any Novartis Background IP or Novartis Sole IP.

1.123“Novartis Sole IP” has the meaning set forth in Section 11.1.2.

1.124“Option Exercise Fee” has the meaning set forth in Section 3.2.4.

1.125“Option Period” has the meaning set forth in Section 3.2.1.

1.126“Party” and “Parties” has the meaning set forth in the Preamble.

1.127“Patent Working Group” has the meaning set forth in Section 2.3.

1.128“Patents” mean: (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

1.129“Payload” means (a) an Initial Payload or (b) [***].

1.130[***]

1.131“Payment” has the meaning set forth in Section 9.10.3.

1.132[***]

1.133“Permitted Contractor” has the meaning set forth in Section 4.9.

1.134“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.135“Phase I Clinical Trial” means a clinical trial in which a Licensed Product is administered to human subjects at multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of the Licensed Product, and generally consistent with 21 C.F.R. § 312.21(a) (or the non-United States equivalent thereof).  [***]

1.136“Phase II Clinical Trial” means a clinical trial of a Licensed Product in human subjects, the principal purposes of which are to make a preliminary determination that the Licensed Product is safe for its intended use, to determine its optimal dose, and to obtain sufficient information about the Licensed Product’s efficacy to permit the design of Phase III Clinical Trials, and generally consistent with 21 C.F.R. § 312.21(b) (or the non-United States equivalent thereof).

1.137[***]

1.138“Phase IIa Clinical Trial” means a Phase II Clinical Trial of a Licensed Product in human subjects, the principal purpose of which is to determine clinical efficacy, safety, pharmacokinetics and/or dose finding prior to Initiation of Phase IIb Clinical Trials.

1.139“Phase IIb Clinical Trial” means a Phase II Clinical Trial of a Licensed Product in human subjects, the principal purpose of which is a further determination of efficacy and safety, in the target population, at the intended clinical dose (or doses or range of doses), to confirm the optimal manner of use of such compound or product (i.e., dose and dose regimen) prior to Initiation of Phase III Clinical Trials.

1.140“Phase III Clinical Trial” means a clinical trial of a Licensed Product in human subjects, the principal purposes of which are to establish that the Licensed Product is safe and efficacious for its intended use and to define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed, and generally consistent with 21 C.F.R. § 312.21(c) (or the non-United States equivalent thereof).

1.141[***]

1.142“Platform-Enabling IP” has the meaning set forth in Section 11.1.5.

1.143“Precision” has the meaning set forth in the Preamble.

1.144“Precision Background IP” means (a) any and all Patent rights and Know-How that Precision or any of its Affiliates Controls as of the Effective Date or, subject to Section 11.1.5(b), creates, conceives or reduces to practice outside of the activities under this Agreement after the Effective Date and (b) Precision Improvement IP.  [***]

1.145“Precision Background Platform IP” means any and all Precision Background IP that is not Precision Background Product IP but is necessary or reasonably useful for the Development, making, having made, use, importation, exportation, offering for sale, sale, Commercialization or other exploitation of a Licensed Product, including the ARCUS Technology.

1.146“Precision Background Product IP” means any and all Precision Background IP that Covers (or in the case of Know-How, is directed to) a Licensed Product as a composition of matter, a method of making a Licensed Product, or a method of using a Licensed Product.

1.147“Precision Collaboration IP” means, individually or collectively, Precision Sole IP and Precision’s share in Joint IP.

1.148“Precision Collaboration Platform IP” means any and all Precision Collaboration IP that is not Precision Collaboration Product IP.

1.149“Precision Collaboration Product IP” means Precision Collaboration IP that Covers (or in the case of Know-How, is directed to) a Licensed Product as a composition of matter, a method of making a Licensed Product, or a method of using a Licensed Product.

1.150“Precision FTE Costs” has the meaning set forth in Section 4.7.1.

1.151“Precision Improvement IP” has the meaning set forth in Section 11.1.2.

1.152“Precision Indemnitee” has the meaning set forth in Section 13.1.2.

1.153“Precision Licensed Patent” means any Patent included in the Precision Product IP or Precision Platform IP.

1.154“Precision Materials” has the meaning set forth in Section 4.11.

1.155“Precision Patent” means any Patent constituting or claiming any Precision Background IP or Precision Sole IP.

1.156“Precision Platform IP” means, individually or collectively, the Precision Background Platform IP and the Precision Collaboration Platform IP.

1.157“Precision Product IP” means, individually or collectively, the Precision Background Product IP and the Precision Collaboration Product IP.

1.158“Precision Sole IP” has the meaning set forth in Section 11.1.2.

1.159“Precision Technology” means, individually or collectively, the Precision Background IP and the Precision Collaboration IP.

1.160“Pricing and Reimbursement Approval” means, with respect to a Licensed Product, the approval, agreement, determination or decision of any Regulatory Authority establishing the price or level of reimbursement for such Licensed Product, as required in a given country or jurisdiction prior to sale of such Licensed Product in such country or jurisdiction.

1.161“Product-Enabling IP” has the meaning set forth in Section 11.1.5.

1.162“Program” means the Initial Program, the Replacement Program or an [***] Program, as applicable.

1.163“Prosecute and Maintain” or “Prosecution and Maintenance” with respect to a particular Patent, means all activities associated with the preparation, filing, prosecution and maintenance of such Patent, together with the conduct of interferences, derivation proceedings, inter partes review and post-grant review, the defense of oppositions and other similar proceedings with respect to that Patent, including any activities associated with claims, including as a counterclaim or declaratory judgment action, of unpatentability, invalidity or unenforceability of such Patent that are brought by a Third Party in connection with an Infringement under Section 11.3.

1.164“Receiving Party” has the meaning set forth in Section 14.1.2.

1.165“Registration Rights Agreement” has the meaning set forth in the Preamble.

1.166“Regulatory Approvals” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, Pricing and Reimbursement Approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers of any Regulatory Authority that are necessary for the testing, Research, Development, registration, Manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other Commercialization of a pharmaceutical product (including any Licensed Product) in any country or jurisdiction, including Pricing and Reimbursement Approval, as applicable.

1.167“Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, Research, Development, registration, Manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other Commercialization of pharmaceutical products (including any Licensed Product) in any country or jurisdiction. For countries or jurisdictions where governmental approval is required for pricing or reimbursement for a pharmaceutical product (including any Licensed Product) to be reimbursed by national health insurance (or its local equivalent), Regulatory Authority includes any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

1.168“Regulatory Documentation” has the meaning set forth in Section 12.2.9.

1.169“Regulatory Filings” means, collectively, any and all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations), non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) or waivers with respect to the testing, Research, Development, registration, Manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other Commercialization of a Licensed Product made to or received from any Regulatory Authority or research ethics committee in a given country or jurisdiction, including INDs and NDAs.

1.170“Replacement Collaboration Target” means [***].

1.171“Replacement Fee” has the meaning set forth in Section 3.3.2.

1.172“Replacement Notice” has the meaning set forth in Section 3.3.1.

1.173“Replacement Product” has the meaning set forth in Section 1.102.

1.174“Replacement Program” means Collaboration activities for the purposes of the Research and Development of Licensed Products to knock down the Replacement Collaboration Target in a patient’s cells in vivo or ex vivo for the treatment of hemoglobinopathies, using a Licensed ARCUS Nuclease that is a [***].

1.175“Research” has the meaning set forth in Section 4.1.

1.176“Research Budget” has the meaning set forth in Section 4.4.1.

1.177“Research Costs” means the sum of (a) Precision FTE Costs and (b) External Costs.

1.178“Research Plan” has the meaning set forth in Section 4.4.

1.179“Research Term” has the meaning set forth in Section 4.3.

1.180“Reservation Request” has the meaning set forth in Section 3.2.2.

1.181“Reserved Payload” has the meaning set forth in Section 3.2.1.

1.182“Reserved Payload List” has the meaning set forth in Section 3.2.1.

1.183“Reserved Payload Selection Period” has the meaning set forth in Section 3.2.1.

1.184“Residuals” has the meaning set forth in Section 14.1.5.

1.185“Royalty” has the meaning set forth in Section 9.4.2.

1.186“Royalty Term” has the meaning set forth in Section 9.4.1.

1.187“Royalty Territory” means [***].

1.188“Stock Purchase Agreement” has the meaning set forth in the Preamble.

1.189“Sublicensee” means a Third Party that is granted a license or sublicense to Develop, Manufacture, make, have made, use, import, export, offer for sale, sell, or Commercialize, or otherwise exploit Licensed Products in the Field in the Territory, beyond the mere right to purchase Licensed Products from Novartis and its Affiliates, and “Sublicensee” excludes Novartis’s distributors and wholesalers.

1.190“Term” has the meaning set forth in Section 15.1.

1.191“Terminated Programs” has the meaning set forth in Section 15.6.

1.192“Territory” means worldwide.

1.193“Third Party” means any Person other than Novartis or Precision (or their respective Affiliates).

1.194“U.S.” means the United States of America and its territories and possessions.

1.195“Unavailable Payload” means a Payload that, at the time of Novartis’s delivery of a Reservation Request pursuant to Section 3.2.1, if applicable, is [***]. Notwithstanding the foregoing, “Unavailable Payloads” shall also include (x) any Reserved Payload which is replaced on the Reserved Payload List by Novartis pursuant to Section 3.2.1, (y) any Reserved Payload which is not named by Novartis as an Additional Payload pursuant to Section 3.2.3 during the Option Period, and (z) all Payloads (including, for clarity, the Initial Payloads, all Reserved Payloads, and all Additional Payloads) after delivery of the Replacement Notice by Novartis pursuant to Section 3.3.1.

1.196“Unavailable Payload Information” has the meaning set forth in Section 3.2.5.

1.197“Valid Claim” means a claim that Covers (a) [***], or (b) [***], in each case (a) and (b) contained in (y) an issued and unexpired Patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal; or (z) a pending patent application that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken and that has been pending for no longer than [***].

1.198“Variable Component” means technology Controlled by Novartis or any of its Affiliates that Novartis elects to combine with a Licensed ARCUS Nuclease in a Licensed Product.  [***]

1.199“Working Group” has the meaning set forth in Section 2.3.

Article 2

GOVERNANCE AND JOINT STEERING COMMITTEE

2.1Alliance Managers. Within [***] following the Effective Date, each Party shall appoint one (1) employee to act as the Alliance Manager for such Party (each, an “Alliance Manager”). Without limiting the responsibility and authority of the JSC (as expressly set forth herein), the Alliance Managers shall each be the primary point of contact for the Parties regarding the Collaboration and related activities contemplated by this Agreement and shall help facilitate all such activities hereunder. For avoidance of doubt, an Alliance Manager may not be appointed to serve as a JSC member simultaneously. Either Party, upon prior notice to the other Party, may change its Alliance Manager.

2.2Joint Steering Committee. Within [***] after the Effective Date, the Parties shall establish a cross-functional, joint steering committee (the “JSC”) composed of three (3) representatives from each Party that will oversee and manage the Collaboration between the Parties with respect to each Program. The JSC may, from time to time, establish subcommittees and Working Groups as it deems necessary to further the purposes of this Agreement. Each Party shall appoint its respective representatives to the JSC from time to time, and may change its representatives, in its sole discretion, effective upon reasonable prior notice to the other Party designating such change. The representatives from each Party shall have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the Research and Development of the applicable Programs. Each Party shall designate one (1) of its representatives on the JSC to serve as JSC co-chairpersons (“JSC Co-Chairpersons”), who will be jointly responsible for calling meetings of the JSC, circulating agendas and performing administrative tasks required to assure efficient operation of the JSC but shall not have any extra or additional votes or authority. The JSC Co-Chairpersons or their designees shall alternate responsibility for circulating agendas at least [***] prior to each meeting and distributing minutes of the meetings pursuant to Section 2.5.

2.3Working Groups. The JSC may establish working groups consisting of members from both Precision and Novartis (each, a “Working Group”) to oversee aspects of the activities of each Program. From time to time, the JSC may establish additional Working Groups as needed to oversee particular activities or projects. Each Working Group shall undertake the activities specified under this Agreement for such Working Group or otherwise delegated to it by the JSC. During the process of establishing each Working Group, such Working Group and the JSC shall agree regarding which matters such Working Group will resolve on its own and which matters such Working Group will advise the JSC regarding (and with respect to which such advice-specific matters the JSC will resolve). The Parties shall, at a minimum, establish a Working Group to coordinate Prosecution and Maintenance of Patents as described in Section 11.2 (the “Patent Working Group”).

2.4Function and Powers of the JSC. The JSC will:

(a)prepare, discuss, and approve initial Research Plans for each Program (including the applicable Research Budget set forth therein) and prepare, review, discuss, and approve any amendments or updates that may be necessary or desired to the Research Plans and applicable Research Budget;

(b)oversee the implementation of the Research Plans, including the activities, timing and deliverables thereunder, and coordination of such activities and timing across Programs;

(c)discuss the progress of the Research, Development, and the Programs generally, the Declaration of the Development Candidates and the selection, validation and development of the Licensed Products;

(d)address issues arising in the performance of the Research Plans;

(e)direct and oversee any operating Working Groups on all significant issues, and resolve disputed matters that may arise at the Working Groups;

(f)facilitate the exchange of Know-How or materials (pursuant to Section 4.10, Section 4.11 or Section 5.1, as applicable) as required hereunder; and

(g)perform any and all tasks and responsibilities that are expressly attributed to the JSC under this Agreement or as otherwise agreed by the Parties in writing.

2.5Meetings. The JSC will meet at least once per Calendar Quarter for so long as the JSC remains in effect. The JSC may conduct such meetings by telephone, videoconference, or in person. Each Party may call special meetings of the JSC with at least [***] prior written notice, or a shorter time period in exigent circumstances, to resolve particular matters requested by such Party that are within the purview of the JSC. Meetings of the JSC are effective only if at least one (1) representative of each Party participates in such meeting. Each Alliance Manager shall be permitted to attend meetings of the JSC, and any Working Group, as a non-voting observer. Each Party may invite a reasonable number of other participants, in addition to its representatives, to attend JSC meetings in a non‑voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement. Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings.  The JSC Co-Chairpersons or their designees shall keep minutes of each JSC meeting that record in writing all decisions made, action items assigned or completed and other appropriate matters.  The JSC Co-Chairpersons or their designees shall send meeting minutes to all members of the JSC promptly after a meeting for review. Each JSC member shall have [***] from receipt in which to comment on and to approve the minutes (such approval not to be unreasonably withheld, conditioned or delayed).  If a JSC member, within such time period, does not notify the JSC Co-Chairpersons or their designees that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member. The Parties acknowledge and agree that, notwithstanding the requirements of this Section 2.5 for the JSC to meet once per Calendar Quarter, the Parties shall communicate and meet (as appropriate) on a more informal basis as needed to discuss the progress of the Programs.

2.6Decisions. The JSC will endeavor to make decisions by consensus, with the representatives of each Party having, collectively, one (1) vote on behalf of that Party. If the JSC cannot reach consensus or a dispute arises that cannot be resolved within the JSC, either Party may refer such dispute to the Executive Officers for resolution. If consensus cannot be reached with respect to a decision within [***] after attempted resolution by the Executive Officers, then (a) Precision has the final decision-making authority with respect to (i) [***] and (ii) all matters within the purview of the Patent Working Group with respect to the Precision Patents, and (b) Novartis has the final decision-making authority with respect to [***].  Further, Precision shall have the right to make day-to-day decisions on the implementation of the Research Plan by or on behalf of Precision, provided such implementation is consistent with the Research Plan and Novartis does not reasonably object to such implementation.  For the avoidance of doubt, the Patent Working Group and JSC do not have decision-making authority with respect to Prosecution and Maintenance of Patents, which is instead allocated between the Parties in accordance with Section 11.2.

2.7Authority. The Alliance Managers, JSC, JSC Co-Chairpersons, and each Working Group have only the powers assigned expressly to them in this Article 2 and elsewhere in this Agreement (or in the case of Working Groups, as expressly assigned to them by the JSC). Each Party retains the rights, powers, and discretion granted to it under this Agreement and neither Party may delegate or vest such rights, powers, or discretion in the Alliance Manager, the JSC, the JSC Co-Chairpersons, or any Working Group, unless expressly provided for in this Agreement or the Parties expressly so agree in writing.  The JSC shall not have the power to amend, waive or modify any term of this Agreement, and no decision of the JSC shall be in contravention of any terms and conditions of this Agreement.  It is understood and agreed that issues to be formally decided by the JSC are limited to those specific issues that are expressly provided in this Agreement to be decided by the JSC.

2.8Discontinuation of JSC. The JSC will automatically disband on a Program-by Program basis on the earlier of (a) [***] or (b) the date on which the Program becomes a Terminated Program.  Once disbanded, all approval rights of the JSC, or final decision-making authority granted to a Party pursuant to this Agreement, shall become approval rights of the corresponding Party (i.e., mutual agreement by the Parties or final decision-making authority by a Party). Notwithstanding the foregoing, neither the end of the Research Term nor the disbandment of the JSC pursuant to this Section 2.8 shall affect the existence of the Patent Working Group, which shall continue to meet during the Term, and the terms of Article 2 shall continue to apply to the Patent Working Group; provided that, notwithstanding the terms of Section 2.6, following disbandment of the JSC, any disputes of the Patent Working Group shall be directly referred to the Executive Officers for resolution, and if consensus cannot be reached with respect to a decision within [***] after attempted resolution by the Executive Officers, then Precision shall have final decision-making authority with respect to such dispute if it pertains to Precision Patents, and Novartis shall have final decision-making authority with respect to [***]. For the avoidance of doubt, the Patent Working Group and JSC do not have decision-making authority with respect to Prosecution and Maintenance of Patents, which is instead allocated between the Parties in accordance with Section 11.2.

Article 3

ADDITIONAL PAYLOADS OR REPLACEMENT COLLABORATION TARGET

3.1Initial Collaboration Target.  As of the Effective Date, the Collaboration activities will be for the purposes of the Research and Development of only the Initial Collaboration Target and Initial Payloads, but Novartis may add Additional Payloads or replace the Initial Collaboration Target with the Replacement Collaboration Target, subject to and in accordance with this Article 3.

3.2Additional Payload Option.

3.2.1Reserved Payloads; Reserved Payload List.  During the period beginning on the Effective Date and ending on the earlier of (a) the fourth (4th) anniversary of the Effective Date and (b) the replacement of the Initial Collaboration Target with the Replacement Collaboration Target pursuant to Section 3.3 (the “Option Period”), subject to the terms and conditions of this Agreement, the Parties will maintain a list of Payloads (for clarity, other than any Initial Payload and any Unavailable Payloads) for potential inclusion as Additional Payloads under this Agreement in accordance with this Section 3.2 (such list, the “Reserved Payload List,” and each such Payload on the Reserved Payload List, a “Reserved Payload”).  The Reserved Payload List as of the Effective Date consists of the [***] Payloads set forth in Exhibit 3.2.1. Within [***] after the Effective Date (the “Reserved Payload Selection Period”), Novartis shall provide written notice to Precision, as well as notification through the JSC, selecting [***] of such listed Payloads to remain on the Reserved Payload List after the end of the Reserved Payload Selection Period (which selection shall be final and irrevocable and be deemed to automatically update Exhibit 3.2.1 to include only such selected Payloads (if any) without further action by the Parties), and any Payload not so selected shall cease to constitute a Reserved Payload after such date.  During the Option Period, a Reserved Payload shall not be considered an Unavailable Payload.  If a Reserved Payload is not named by Novartis as an Additional Payload during the Option Period pursuant to Section 3.2.3, then from and after the expiration of the Option Period, such Reserved Payload will be deemed an Unavailable Payload and not a Reserved Payload.

3.2.2Payload Reservation.  During the Option Period, after the end of the Reserved Payload Selection Period, [***] with respect to each of the Reserved Payloads on the Reserved Payload List (i.e., any Payloads selected by Novartis during the Reserved Payload Selection Period in accordance with Section 3.2.1), Novartis may replace any such Reserved Payload in its sole discretion at any time during the Option Period by providing written notice to Precision, as well as notification through the JSC, specifying the identity of the Payload that Novartis desires to include in the Reserved Payload List, as well as the particular Reserved Payload that Novartis desires to replace with such Payload under this Agreement (a “Reservation Request”), provided that if such Payload is an Unavailable Payload at the time Precision receives such Reservation Request, then Precision shall within [***] of receipt of the Reservation Request provide written notice to Novartis that such Payload is an Unavailable Payload, and such Reservation Request shall have no further effect. If the Payload specified in such Reservation Request is not an Unavailable Payload, then upon receipt of the applicable Reservation Request by Precision, such Payload shall be deemed a Reserved Payload (which replacement shall be final and irrevocable and be deemed to automatically update Exhibit 3.2.1 to reflect such replacement without further action by the Parties) and the particular Reserved Payload that such Payload replaces shall be deemed an Unavailable Payload. For clarity, after the Reserved Payload Selection Period, (i) Novartis will not be able to reserve more than a maximum of [***] Payloads during the Option Period (inclusive of the up to [***] Reserved Payloads on the Reserved Payload List after the end of the Reserved Payload Selection Period), and (ii) the Reserved Payload List will not exceed [***] Payloads at any given time.  Once a Reserved Payload has been nominated as an Additional Payload in accordance with Section 3.2.3, Novartis will not be able to replace such Payload on the Reserved Payload List with an additional Payload (i.e., the maximum size of the Reserved Payload List will be reduced by one (1) Payload).

3.2.3Option Exercise.  Solely with respect to the Initial Collaboration Target, Novartis will have the right, in its sole discretion, to add up to three (3) [***] Programs in accordance with this Section 3.2.3.  During the Option Period, after the end of the Reserved Payload Selection Period, Novartis may name a Reserved Payload as an Additional Payload.  Novartis may exercise such right in its sole discretion at any time during the Option Period by providing written notice to Precision, as well as notification through the JSC, specifying the identity of the Reserved Payload that Novartis desires to include as an Additional Payload under this Agreement.  Any Additional Payload added pursuant to this Section 3.2.3 will be the subject of its corresponding [***] Program for purposes of this Agreement.  The maximum number of Additional Payloads that may be optioned by Novartis as the subject of [***] Programs under this Agreement is three (3).

3.2.4Option Exercise Fee.  As consideration for exercising an option to add a particular Reserved Payload as an Additional Payload in accordance with Section 3.2.3, Novartis shall pay to Precision a one-time fee of [***] (the “Option Exercise Fee”).   Upon receipt of notice from Novartis exercising such option pursuant to Section 3.2.3, Precision will provide an invoice for the Option Exercise Fee, and Novartis will pay Precision the Option Exercise Fee in accordance with Section 9.7. Novartis shall pay the Option Exercise Fee for each Additional Payload that Novartis adds under this Agreement.

3.2.5Unavailable Payloads.  Promptly following the Effective Date, the Parties shall agree upon an independent Third Party to serve as an escrow agent for purposes of this Section 3.2.5 (the “Escrow Agent”). Following agreement on the Escrow Agent, if any Payload (for clarity, other than an Initial Payload or any Reserved Payload) becomes or has become an Unavailable Payload during the Option Period, Precision shall submit a complete and accurate list of Unavailable Payloads along with a copy of the applicable agreement, term sheet, or letter of intent related to each of such Unavailable Payloads, which copies may be submitted in redacted form (the “Unavailable Payload Information”), to the Escrow Agent, and shall provide the Escrow Agent with updated Unavailable Payload Information promptly upon any Payload becoming an Unavailable Payload or losing its status as an Unavailable Payload. Unavailable Payload Information shall be held by the Escrow Agent in confidence.  If Novartis delivers a Reservation Request pursuant to Section 3.2.1 that specifies an Unavailable Payload, then by written notice to Precision and to the Escrow Agent, Novartis may require the Escrow Agent to confirm to Novartis that such Payload is an Unavailable Payload.  In response to a particular Reservation Request, the Escrow Agent shall not provide to Novartis the identity of any other Payload that appears on the list of Unavailable Payloads or any details regarding any agreement (draft or otherwise), term sheet or letter of intent related to any Unavailable Payload, other than such confirmation.

3.3Replacement Collaboration Target.

3.3.1Target Replacement.  During the Research Term, provided that Novartis has not previously delivered a Declaration of Development Candidate with respect to the Initial Program or any [***] Program, Novartis shall have the right, subject to the terms and conditions of this Agreement, to replace the Initial Collaboration Target with the Replacement Collaboration Target as the subject of the Collaboration.  Novartis may exercise such right in its sole discretion by providing written notice to Precision, as well as notification through the JSC, specifying its intent to make such replacement (such notice, the “Replacement Notice”).  Upon delivery of the Replacement Notice in accordance with this Section 3.3.1, (a) the Collaboration will cease with respect to the Initial Program and any [***] Program then in effect and the Collaboration will be solely for the purposes of the Replacement Program, (b) the Initial Program and any [***] Program then in effect will each cease to be a Program and will be deemed a Terminated Program and all rights in such Terminated Program(s) shall revert to Precision in accordance with Section 15.6, (c) all [***] shall cease to be Licensed ARCUS Nucleases and all products including [***] shall cease to be Licensed Products, and (d) the Initial Collaboration Target and all Payloads (including, for clarity, the Initial Payloads, all Reserved Payloads, and all Additional Payloads) shall cease to be subject to the rights and obligations of the Parties under this Agreement.

3.3.2Replacement Fee.  As consideration for replacing the Initial Collaboration Target with the Replacement Collaboration Target in accordance with Section 3.3.1, Novartis shall pay to Precision a one-time fee of [***] (the “Replacement Fee”).  Upon receipt of the Replacement Notice from Novartis, Precision will provide an invoice for the Replacement Fee, and Novartis will pay Precision the Replacement Fee in accordance with Section 9.7.

3.4Reservation of Rights. Precision will be free at all times to grant rights to any Person for or with respect to any target, gene or Payload (including any Unavailable Payload), excluding only (a) the Initial Collaboration Target, (b) the Initial Payloads, (c) the Reserved Payloads, (d) any Additional Payloads, and (e) the Replacement Collaboration Target, and in each case (a)-(e) only to the extent that they continue to be subject to the rights and obligations of the Parties under this Agreement.

Article 4

COLLABORATION AND RESEARCH

4.1Overview and Responsibilities. Precision and Novartis will collaborate in a Research and Development program with respect to Licensed Products in accordance with this Agreement (the “Collaboration”).  During the Research Term, Precision will lead and be primarily responsible for the design, creation, selection and in vitro development and optimization of an ARCUS Nuclease for the Initial Collaboration Target or, if applicable, the Replacement Collaboration Target (“Research”) to support further Development by Novartis of Licensed Products for the applicable Program(s).  All such Research shall be conducted in accordance with the applicable Research Plans, with funding managed as set forth in Section 4.7 below. For the avoidance of doubt, Novartis will be responsible at its sole cost and expense for all other Development of the Licensed Product(s).  For clarity, the Parties intend (a) for such Research to yield ARCUS Nucleases Directed Against the Initial Collaboration Target for potential selection by Novartis pursuant to the applicable Research Plan or, if applicable, ARCUS Nucleases Directed Against the Replacement Collaboration Target for potential selection by Novartis pursuant to the applicable Research Plan and (b) with respect to the Initial Program or Replacement Program, Novartis will select a Development Candidate based on such ARCUS Nucleases and notify the JSC in writing of its selection.

4.2Diligence Efforts.  Each Party shall use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, in a good scientific manner and in compliance with Applicable Law, the Research and Development activities assigned to it in each Research Plan.

4.3Research Term; Declaration of Development Candidates.

4.3.1Research Term. The initial term of the Collaboration will be [***] from the Effective Date, provided such term will be extended by a single period of [***] in total upon expiry thereof (collectively, the “Research Term”) if (a) the Replacement Collaboration Target is substituted for the Initial Collaboration Target pursuant to Section 3.3 or (b) Novartis exercises its option with respect to one or more [***] Programs pursuant to Section 3.2.3.

4.3.2Selection of Licensed ARCUS Nuclease; Declaration of Development Candidates. No later than [***], Novartis shall provide written notice to Precision identifying the [***] or the [***], as applicable, that Novartis selects to be the Licensed ARCUS Nuclease under this Agreement following the expiration of such [***] period.  Novartis shall provide written notice to Precision, as well as notification through the JSC, of Novartis’s Declaration of a Development Candidate (in its sole discretion), if any, arising from the Initial Program or Replacement Program, as applicable, and each [***] Program.  Novartis shall not conduct any GLP Toxicology Study with respect to any Licensed Product arising from a given Program until Novartis has delivered a Declaration of a Development Candidate for a Licensed Product arising from such Program.

4.3.3Target Replacement.  Upon Novartis’s delivery of a Declaration of a Development Candidate with respect to the Initial Program or any [***] Program, Novartis’s right to replace the Initial Collaboration Target with the Replacement Collaboration Target in accordance with Section 3.3.1 shall cease, and the Replacement Collaboration Target and all ARCUS Nucleases Directed Against the Replacement Collaboration Target shall cease to be subject to the rights and obligations of the Parties, except to the extent expressly set forth with respect to the human [***] in Section 8.1, as applicable.

4.4Research Plans.

4.4.1Content. The Parties shall conduct the Initial Program and the Replacement Program, if applicable, pursuant to a comprehensive written research plan (each, a “Research Plan”) that sets forth, for each Program: (a) the objective of the applicable Research Plan and the Research and Development activities to be conducted by each of the Parties, and the allocation of activities between the Parties; (b) the expected resources to be allocated to and the anticipated number of FTEs to be dedicated to performing such Research and Development, including the applicable detailed budget for the Precision FTE Costs and External Costs for Precision’s research activities thereunder (the “Research Budget”); and (c) the anticipated timeline and milestones of such activities. The Research Plan, and its related Research Budget, for the Initial Collaboration Target is attached hereto as Exhibit 4.4.1 (the “Initial Research Plan”). The Research Plan, and its related Research Budget, for the Replacement Program, if applicable, shall be drafted by Precision within [***] following substitution of the Replacement Collaboration Target for the Initial Collaboration Target pursuant to Section 3.3, and shall substantially follow, in form and substance, the form of the Initial Research Plan, except to the extent the Parties agree to any deviations from such form with respect to the Replacement Program. The JSC shall decide whether to approve such Research Plan within [***] of submission of such Research Plan to the JSC.  Notwithstanding anything to the contrary in this Agreement, each Party’s obligations under the Research Plan(s) shall not be construed as an obligation to achieve any outcome or guarantee that any Research or Development efforts will be successful.

4.4.2Approval and Amendments. During the Research Term, the JSC shall regularly review the Research Plans, the progress of activities being conducted under the Research Plans, and the Research Budget, in no event less frequently than once each Calendar Year. Either Party may propose amendments to the Research Plan for a particular Program from time to time as appropriate, to take into account completion, commencement, or cessation of activities contemplated in the then-current Research Plan for such Program or any newly available information related to such Program. Such amendments shall be effective upon JSC approval and subject to decision making in accordance with Section 2.6.

4.5[***] Programs.  Upon option exercise for an [***] Program, Novartis shall conduct, and will be responsible at its sole cost and expense for, all Development of the Licensed Product(s) arising from such [***] Program.  Within [***] of option exercise for an [***] Program, Novartis shall provide to Precision, through the JSC, a written summary of Development activities that Novartis plans to undertake in such [***] Program.  Such plan shall be for informational purposes only and shall not be binding on either Party.  For clarity, Precision shall not have any obligation to conduct any Research or Development activities with respect to any [***] Program unless mutually agreed in writing by the Parties.  Novartis’s Declaration of Development Candidate for an [***] Program shall be in accordance with, and conduct of GLP Toxicology Studies for any Licensed Product that is the subject of such [***] Program shall be subject to, Section 4.3.2.

4.6Records; Reports.

4.6.1Records. Precision shall maintain, or cause to be maintained[***] complete and accurate records of its Research data and results for each Program in sufficient detail and in a good scientific manner appropriate for scientific, patent, and regulatory purposes, which records will reasonably reflect all work performed by or on behalf of Precision under the applicable Research Plan for each Program. Novartis may request a copy of any such records of Precision, except that Precision may redact any portion of such records that Precision reasonably determines to constitute Confidential Proprietary Information that is not licensed to Novartis hereunder, or to which Novartis does not otherwise have a right hereunder.

4.6.2Reports and Data Package. Precision shall regularly report to Novartis through the JSC (or its designated Working Group) its results in conducting Research under the applicable Research Plan for each Program. For each Program, Precision shall provide the JSC with: (a) the deliverables set forth in the Research Plan for such Program in accordance with such Research Plan, including a written report summarizing the data and information generated under each Program, within [***] after the completion of Precision’s Research for such Program; and (b) on a [***] basis during the applicable Research Term, all data and results generated by or on behalf of Precision in performance of the Research for such Program under this Agreement. In no event will

Precision be required to provide Novartis or the JSC any data, results, or information outside the scope of the Research Plan.

4.7Program Funding.

4.7.1Precision Research Costs.  Novartis shall be responsible for one hundred percent (100%) of its own costs incurred in performing the activities assigned to it under the applicable Research Plan and, subject to this Section 4.7, one hundred percent (100%) of the Precision FTE costs (collectively, the “Precision FTE Costs”) and External Costs actually incurred by Precision in performing the activities assigned to it under the applicable Research Plan. The sum of Precision FTE Costs and External Costs that Novartis will be obligated to reimburse under this Agreement with respect to the Initial Program shall not exceed [***] (the “Budget Cap”), unless agreed otherwise by Novartis in writing.

4.7.2Precision Research Costs Estimates. No later than [***] following the beginning of each Calendar Quarter, Precision shall provide to Novartis a good faith, non-binding estimate (in a form to be agreed by the JSC) of the Research Costs it anticipates incurring during such Calendar Quarter under each Research Plan.

4.7.3Research Costs Invoicing and Payment.  Within [***] after the end of each Calendar Quarter during the performance of the Research, Precision shall submit to Novartis an invoice (accompanied by reasonable supporting documents) setting forth the Research Costs actually incurred by Precision in such Calendar Quarter to perform activities assigned to it under a Research Plan in accordance with the Research Budget set forth therein. Such accompanying documentation will include (a) the specific budgeted item set forth in the Research Plan (e.g., FTEs conducting Research activities), (b) the applicable Research activities that were conducted; and (c) if applicable, documentation supporting any [***] External Costs. Novartis shall pay the undisputed amount of all such invoices within [***] after the date of its receipt of such invoice. If Novartis disputes in good faith any portion of an invoice for Research Costs, Novartis shall promptly notify Precision and the Parties shall use good faith efforts to resolve such dispute expediently. Upon resolution of such dispute, any Research Costs subject to such dispute shall be paid by Novartis at the next Calendar Quarter invoice submission by Precision.  The Research Costs to be reimbursed to Precision by Novartis must be incurred in accordance with the respective Research Plan and shall not exceed the Research Budget set forth therein (y) for the Research Term or (z) by [***] in any Calendar Quarter as compared to the estimate provided pursuant to Section 4.7.2 for such Calendar Quarter; provided that Precision shall have the right to re-allocate the funding under the Research Budget between Precision FTE Costs and External Costs; and provided further that any costs sought by Precision to be reallocated from Precision FTE Costs to External Costs will require JSC approval. External Costs incurred by Precision, whether initially budgeted or due to such reallocation, will be reimbursed by Novartis as a pass-through of the direct costs charged to Precision by the applicable Permitted Contractor without any mark-up. [***] Precision shall promptly notify Novartis in the event that it anticipates incurring Research Costs which would exceed the foregoing thresholds. Any amount exceeding the aforementioned [***] variance threshold in a Calendar Quarter will automatically roll over to the following Calendar Quarter and will be included in the next quarterly estimate for Research Costs provided pursuant to Section 4.7.2.  Any Research Costs incurred by Precision with respect to the Initial Program in excess of the Budget Cap shall be borne by Precision unless the Research Budget is increased by an amendment of the Research Plan approved by the JSC in accordance with Section 4.4.2.

4.8Certain Standards Applicable to Work. All Research and Development conducted by either Party for non-regulated work under this Agreement will be conducted in accordance with the Research Plans and all Applicable Laws, including those regarding data privacy and data security. If it has not done so prior to the Effective Date, a duly authorized representative of Novartis may make an on-site visit to Precision for the purpose of conducting a quality assessment or quality audit for non-regulated work. Additionally, Novartis may conduct compliance audits of Precision or Precision’s Affiliates and Third Party subcontractors engaged in work related to this Agreement, during normal business hours, no more than [***], provided Novartis has requested such audit with written notice of at least [***] and such audit does not unreasonably interfere with Precision’s or its Affiliates’ or Third Party subcontractors’ operations. Novartis’s representative performing such audit shall keep confidential any information obtained during such inspection. All such audits shall be done at Novartis’s cost and expense and in accordance with Article 14.

4.9Subcontracting.  Each Party may engage its Affiliates or Third Party subcontractors (including contract research organizations and contract manufacturing organizations) to perform such portions of its research obligations under the Program that it customarily engages for its other similar research activities; provided that any subcontractor for which Novartis will pay External Costs shall be subject to Novartis’s reasonable approval (such subcontractor a “Permitted Contractor”). The activities of any such Third Party subcontractors will be considered activities of such subcontracting Party under this Agreement. The subcontracting Party shall ensure compliance by such Third Party subcontractors with the terms of this Agreement, including any applicable Research Plans. The subcontracting Party shall ensure, prior to engaging any Third Party subcontractor, that such Third Party subcontractor is subject to written agreements containing terms and conditions that: (a) protect the rights of the Parties under this Agreement, including by imposing obligations of confidentiality on each such Third Party subcontractor that are no less than the obligations of confidentiality on each Party under this Agreement and obligations consistent with the intellectual property provisions of Article 11; (b) do not under any circumstance impose any payment obligations or liability on the non-subcontracting Party; and (c) are otherwise consistent with the terms of this Agreement.

4.10Novartis Materials. In the event that it is necessary to execute the Research Plan, Novartis may need to transfer certain materials to Precision that are not otherwise delivered under a supply or other separate agreement between the Parties or their Affiliates (“Novartis Materials”). These Novartis Materials will be used by Precision only for Research and Development work pursuant to this Agreement. In each such case, the Parties will mutually agree on the terms of such material transfer, which in any case shall be subject to the terms of Article 11 of this Agreement. Any such materials provided to Precision shall be accompanied by a materials transfer record substantially in the form of Exhibit 4.10 (each a “Materials Transfer Record”).  In the event of such transfer, unless otherwise mutually agreed, Novartis shall be responsible for obtaining all necessary approvals or filings as required under Applicable Laws for the exportation of any such materials to Precision and Precision shall be responsible for obtaining all necessary approvals or filings as required under Applicable Laws for their importation and use by Precision. For the avoidance of doubt, all Novartis Materials will at all times remain the property of Novartis and will be held confidential in respect to Third Parties and will not be transferred to a Third Party (other than a Sublicensee or a Permitted Contractor engaged in accordance with Section 4.9) without prior written permission of Novartis. Upon the termination of this Agreement, Precision will, at Novartis’s sole discretion and Precision’s cost, either (a) dispose of any residual Novartis Materials not consumed by Precision in the performance of this Agreement in accordance with Applicable Laws, or (b) upon request, return such Novartis Materials to Novartis.

4.11Precision Materials. In order to execute the Research Plan, Precision may need to transfer certain materials to Novartis that are not otherwise delivered under a supply or other separate agreement between the Parties or their Affiliates (“Precision Materials”). These Precision Materials will be used by Novartis only for Development work pursuant to this Agreement. Unless otherwise mutually agreed, Precision shall be responsible for obtaining all necessary approvals or filings as required under Applicable Laws for the exportation of Precision Materials to Novartis and Novartis shall be responsible for obtaining all necessary approvals or filings as required under Applicable Laws for their importation and use by Novartis. All Precision Materials will at all times remain the property of Precision and will be held confidential in respect to Third Parties and will not be transferred to a Third Party (other than a Sublicensee or a subcontractor engaged in accordance with Section 4.9) without prior written permission of Precision. Upon the termination of this Agreement, Novartis will, at Precision’s sole discretion and Novartis’s cost, either (a) dispose of any residual Precision Materials not consumed by Novartis in the performance of this Agreement in accordance with Applicable Laws, or (b) upon request, return such Precision Materials to Precision.  Any such materials provided to Novartis by Precision shall be accompanied by a Materials Transfer Record.

Article 5

DEVELOPMENT AND REGULATORY MATTERS

5.1Development Responsibilities. Novartis shall lead, and have sole responsibility and control for, the Development of all Licensed Products, including the determination of whether to file an IND with respect to any Licensed Product and for preparation and submission of the IND filing for each Licensed Product. Subject to the terms of this Agreement and the applicable Research Plan, all decisions concerning the Development of Licensed Products, including the clinical and regulatory strategy of Licensed Products covered under this Agreement, shall be within the sole discretion of Novartis.  Novartis shall be solely responsible (as between the Parties) for all costs and expenses of Development.  Following the Effective Date, and until the date which is [***], Precision shall, on a quarterly basis, share with Novartis [***].

5.2Diligence Efforts.  Following the Research Term, Novartis shall use Commercially Reasonable Efforts to further Develop and seek Regulatory Approval for at least [***] Licensed Product per Program (i.e., [***] for the Initial Program or the Replacement Program, and [***] for each [***] Program exercised by Novartis in accordance with Section

3.2.3) in [***], subject to Section 6.3.  The activities of Novartis’s Affiliates and Sublicensees shall be considered the activities of Novartis for purposes of this Section 5.2.

5.3Reports. Novartis shall keep Precision reasonably informed as to the progress and results of its and its Affiliates’ and Sublicensees’ Development activities under this Agreement through the JSC while the JSC remains in effect. Thereafter, within [***], Novartis will provide to Precision a confidential [***] written report summarizing the material Development activities it has undertaken during the preceding [***] period and the results thereof, and the material Development activities it expects to take in the following [***] period, including any Milestones Events expected to be achieved. Novartis’s obligations under this Section 5.3 shall cease with respect to a Licensed Product [***].

5.4Regulatory Responsibilities.

5.4.1Novartis Responsibility and Control.  Subject to Section 5.4.2, except as provided under a Research Plan, as between the Parties, Novartis shall have sole responsibility for and control of the preparation, submission, and maintenance of all Regulatory Filings and obtaining and maintaining all Regulatory Approvals with respect to Licensed Products, and shall have sole control over all interactions with the applicable Regulatory Authority, including all correspondence to or with the applicable Regulatory Authority.  Precision shall reasonably cooperate with Novartis, at Novartis’s reasonable request and expense, with respect to any regulatory matters related to Licensed Products. Novartis will own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals for Licensed Products and, as between the Parties, all such Regulatory Filings and Regulatory Approvals will be held in the name of Novartis.  Precision shall execute all documents and take all actions as are necessary or reasonably requested by Novartis to vest such title in Novartis.  [***]

5.4.2ARCUS Regulatory Matters.  Concurrent with the annual report provided by Novartis pursuant to Section 5.3, Novartis shall provide a summary of feedback received from Regulatory Authorities concerning the Development, Manufacture or Commercialization of Licensed Products during the preceding Calendar Year.   In addition, Novartis shall (a) keep Precision apprised of communications, requests or feedback from any Regulatory Authority with respect to any ARCUS Technology, that in Novartis’s reasonable view would affect Precision’s development, manufacturing or commercialization of in vivo or ex vivo gene editing products utilizing the ARCUS Technology, or that otherwise requires urgent input from Precision, and (b) provide to Precision for review copies of any communications with, or received from, the Regulatory Authorities, or portions thereof, to the extent relating to ARCUS Nucleases or ARCUS Technology.  Within [***] after the end of each Calendar Year, Precision will provide to Novartis with a confidential written report summarizing, to the extent such information is Controlled by Precision, feedback received from Regulatory Authorities during the preceding Calendar Year insofar as it concerns the development, manufacture, or commercialization in vivo or ex vivo gene editing products utilizing the ARCUS Technology.  [***]

5.5Adverse Event Reporting. Novartis shall establish, hold, and maintain the global safety database for Licensed Products with respect to information on adverse events concerning the Licensed Products, as and to the extent required by Applicable Law.

Article 6

COMMERCIALIZATION AND MANUFACTURING

6.1Commercialization. Novartis shall have the sole right and responsibility for, and shall bear all costs associated with, the Commercialization of Licensed Products, including Manufacturing, distribution, marketing, and sales activities. Subject to the terms of this Agreement, all decisions concerning Commercialization of Licensed Products, including the marketing and sales of Licensed Products, and the design, price, and promotion of Licensed Products, shall be within Novartis’s sole discretion.

6.2Diligence Efforts. Following the receipt of Marketing Authorization for the relevant Licensed Product, Novartis shall use Commercially Reasonable Efforts to Commercialize at least [***] Licensed Product per Program (i.e., [***] for the Initial Program or the Replacement Program, and [***] for each [***] Program exercised by Novartis in accordance with Section 3.2.3) in [***], subject to Section 6.3. The activities of Novartis’s Affiliates and Sublicensees shall be considered the activities of Novartis for purposes of this Section 6.2.

6.3Global Access Commitments.  The Parties acknowledge and agree that (i) the Parties intend that funding for the Initial Program (and, if applicable, the Replacement Program) will be supported in part by a grant under the Gates Foundation Agreement, [***] (such commitments the “Global Access Commitments”).   Novartis’s diligence obligations under Sections 4.2, 5.2 and 6.2 of this Agreement will at all times be subject to Novartis’s Global Access Commitments, as applicable, and nothing in this Agreement shall be deemed to require Novartis to undertake any action that is inconsistent with the Global Access Commitments.

6.4Manufacturing. Novartis shall be solely responsible for Manufacturing (or having Manufactured through a contract manufacturing organization) the Licensed Products, including all Chemistry, Manufacturing and Controls development for the Licensed Products, for Development use and for Commercialization.

Article 7

LICENSE RIGHTS

7.1License Grants to Novartis.

7.1.1Exclusive License to Precision Product IP. Subject to the terms and conditions of this Agreement, Precision (on behalf of itself and its Affiliates) hereby grants to Novartis an exclusive (even as to Precision and its Affiliates), royalty-bearing (as set forth in Section 9.4) license, with the right to grant sublicenses (through multiple tiers, as provided in Section 7.3), under the Precision Product IP to Develop, Manufacture, make, have made, use, import, export, offer for sale, sell, Commercialize, or otherwise exploit Licensed Products in the Field in the Territory. For clarity, Novartis shall have the right, at any time, to combine the Licensed ARCUS Nuclease(s) with Variable Components or other technologies owned or licensed by Novartis, and to Develop and Commercialize Licensed Products based on such combinations, but the foregoing license does not include any rights with respect to Variable Components or other technologies, products or therapies with which a Licensed ARCUS Nuclease or a Licensed Product may be combined. Novartis acknowledges and agrees that the foregoing license does not include any right to, and Novartis shall not, and shall not permit any of its Affiliates or its or their Sublicensees to, modify any Licensed ARCUS Nucleases without Precision’s prior written consent.

7.1.2Non-Exclusive License to Precision Platform IP.  Subject to the terms and conditions of this Agreement, Precision (on behalf of itself and its Affiliates) hereby grants to Novartis a non-exclusive, royalty-bearing (as set forth in Section 9.4) license, with the right to grant sublicenses (through multiple tiers, as provided in Section 7.3), under the Precision Platform IP to Develop, Manufacture, make, have made, use, import, export, offer for sale, sell, Commercialize, or otherwise exploit Licensed Products in the Field in the Territory.  For clarity, the foregoing license set forth in this Section 7.1.2 is intended to provide Novartis a “freedom to operate” license with respect to the Precision Platform IP solely for the Development, making, having made, using, importing, exporting, offering for sale, selling, Commercialization, and other exploitation of Licensed Products, and not for Novartis’s independent use of the Precision Platform IP, and does not include any rights with respect to Variable Components or other technologies, products or therapies with which a Licensed ARCUS Nuclease or a Licensed Product may be combined.  Novartis acknowledges and agrees that the foregoing licenses do not include any rights to, and Novartis will not have any right to (a) access or receive any ARCUS Technology, (b) design, create, select, or optimize any ARCUS Nucleases using the ARCUS Technology, or (c) otherwise use the ARCUS Technology as a gene editing or engineering tool.

7.2License Grant to Precision. Subject to the terms and conditions of this Agreement, Novartis hereby grants to Precision a fully paid, royalty-free, non-sub-licensable (except to Third Party subcontractors acting on its behalf, as permitted by Section 4.9), non-exclusive license under the Novartis Background IP and Novartis Collaboration IP, in the Territory solely as and to the extent necessary for Precision or its Affiliates (or Third Party subcontractors) to conduct Research pursuant to the Research Plans during the Research Term. Precision acknowledges and agrees that the foregoing license does not include any right to, and Precision shall not, and shall not permit any of its Affiliates or its or their Sublicensees to, modify any Novartis Materials without Novartis’s prior written consent.

7.3Third Party Sublicenses.  Novartis and Precision may grant one or more sublicenses under the rights and licenses granted to it under Section 7.1 (in the case of Novartis) or Section 7.2 (in the case of Precision), in full or in part, to Third Parties (with the right to sublicense through multiple tiers); provided, that: (a) any such permitted sublicense is consistent with and subject to the terms and conditions of this Agreement, including the confidentiality provisions of Article 14 and the intellectual property provisions of Article 11; and (b) the Party granting such sublicense shall remain responsible for performance of such Party’s obligations under this Agreement and shall be responsible for all actions of each such sublicensee as if such sublicensee were the Party hereunder. Notwithstanding the foregoing, during the Research Term, Novartis shall not grant any sublicenses to a Third Party, other than a consultant or contractor engaged for the applicable sublicensed activities in accordance with Section 4.9 by or on behalf of Novartis or its Affiliates, without Precision’s prior written consent. Each Party shall ensure that each sublicense under the licenses granted to it under Section 7.1 (in the case of Novartis) or Section 7.2 (in the case of Precision) grants the other Party rights with respect to Inventions discovered, created, conceived or reduced to practice by the Sublicensee under such sublicense as if such Inventions were discovered, created, conceived or reduced to practice by the sublicensing Party in the course of performing activities under this Agreement (with the exception of improvements to the Sublicensee’s background technology that are unrelated to the intellectual property that is the subject of this Agreement).  Novartis shall require each Sublicensee to notify Novartis of the achievement of any Milestone Event by such Sublicensee. In addition, to the extent required by the Cellectis Agreement, each sublicense granted by Novartis under any Patents within Precision Product IP must grant the same scope of rights for all Patents within Precision Product IP and each sublicense granted by Novartis under any Patents within Precision Platform IP must grant the same scope of rights for all Patents within Precision Platform IP. Novartis shall provide Precision with prompt written notice of any grant of sublicense to a Sublicensee of the rights and licenses granted to Novartis under Section 7.1 (but excluding any sublicenses solely for the distribution, marketing or promotion of Licensed Products) and the identity of the applicable Sublicensee.  Upon request, Novartis shall provide Precision with a fully-executed copy of any sublicense (or amendment thereto) that includes [***], provided that Novartis may redact confidential or commercially sensitive information from any such sublicense or amendment, provided that sufficient information remains un-redacted to allow Precision to assess whether Novartis is in compliance with its obligations under this Agreement.

7.4Retention of Rights; No Implied Rights. Subject to the terms and conditions of this Agreement, Novartis agrees that Precision may: (a) practice the Precision Product IP to exercise its rights and perform its obligations under this Agreement; (b) conduct research related to the ARCUS Technology; and (c) practice and license the Precision Product IP outside the scope of the license granted to Novartis under Section 7.1.1. Except as expressly set forth in this Agreement, neither Party shall be granted, by implication, estoppel or otherwise, any license or right to or under any other intellectual property interest, including any trademarks, Know-How, or Patents, of the other Party. Novartis shall not practice, and shall not permit or cause any of its Affiliates to practice, any Precision Technology for any purpose other than as expressly authorized in this Agreement.

7.5Safe Harbor Research.  Notwithstanding anything to the contrary in this Agreement, by entering into this Agreement, neither Party is forfeiting any rights that such Party may have to perform research activities in compliance with 35 U.S.C. § 271(e)(1) or any experimental or research use exemption that may apply under Applicable Law or in any country.

7.6Existing In-License Agreements.

7.6.1Cellectis Patents.  Novartis acknowledges and agrees that rights under certain Precision Patents are licensed to Precision by Cellectis S.A. (the “Cellectis

Patents”) under that certain Patent Cross-License Agreement between Cellectis S.A. and Precision dated January 23, 2014 (the “Cellectis Agreement”), and, notwithstanding any exclusive license granted to Novartis under this Agreement, (a) Cellectis S.A. retains rights under the Cellectis Patents and is not restricted from granting rights to Third Parties under the Cellectis Patents, (b) any licenses and rights granted by Precision to Novartis under the Cellectis Patents are granted only within the permissible scope of sublicenses granted under the Cellectis Agreement, and (c) pursuant to the Cellectis Agreement, Cellectis S.A. retains non-exclusive rights under certain Precision Patents identified in the Cellectis Agreement, which may be further sublicensed by Cellectis S.A. without Precision control or consent.  Novartis acknowledges and agrees that any exercise of any right by Cellectis S.A., or by any Third Party through Cellectis S.A., under the Cellectis Agreement shall not constitute a breach of this Agreement by Precision.

7.6.2Duke IP.  Novartis acknowledges and agrees that any licenses and rights granted by Precision to Novartis under the Duke IP are granted subject to the terms and conditions of the Duke Agreement, including Duke’s right to practice under the Duke IP for its own internal, non-commercial, educational, research and clinical purposes, and subject to the rights of the United States Government and applicable limitations under 37 C.F.R. § 401, Public Law 96-517 and Public Law 98-620 resulting from the United States Government’s funding of research leading to creation of the Duke IP.  Without limiting the foregoing, Novartis agrees to comply with any obligations resulting from such government rights with respect to its practice of the Duke IP (if any) under this Agreement.

7.7Preservation of Existing In-License Agreements. To the extent relating to the Licensed Products, Precision shall, and shall procure that its Affiliates shall, (a) maintain the Existing In-License Agreements in full force and effect in accordance with their terms and conditions and keep Novartis reasonably informed in this regard and (b) promptly provide notice to Novartis in the event any disputes arise under the Existing In-License Agreements or in the event Precision receives any notices from Duke or Cellectis S.A. under such parties’ respective Existing In-License Agreement which concern the Duke IP or Cellectis Patents or rights with respect thereto. Without limiting the foregoing and Section 9.6, Precision shall not (y) commit any acts or permit the occurrence of any omissions that could reasonably be expected to cause breach or termination of the Existing In-License Agreements or (z) amend or otherwise modify or permit to be amended or modified, the Existing In-License Agreements, in any way that would prejudice Novartis’s rights under this Agreement or its ability to continue to Develop, Manufacture, make, have made, use, import, export, offer for sale, sell, Commercialize, or otherwise exploit Licensed Products.  In the event any Existing In-License Agreement is terminated, the Parties agree that Novartis may offset from the amounts due to Precision under this Agreement any amounts Novartis is required to pay to the applicable counterparty for the licenses covered by such terminated Existing In-License Agreement, and any contrary term in this Agreement (including Section 9.4.6) shall be of no effect (and, in the event Novartis cannot offset such amounts against payments due to Precision for any reason, Precision shall reimburse Novartis within [***] following Novartis providing Precision with a written request for reimbursement of such amounts).

7.8Bill & Melinda Gates Foundation.

7.8.1Precision acknowledges and agrees that funding for the Initial Program (and, if applicable, the Replacement Program) is intended to be supported in part by a grant provided pursuant to that certain Grant Agreement (Investment ID [***]) entered into between Novartis Institutes for BioMedical Research, Inc. and the Bill & Melinda Gates Foundation dated November 20, 2020 (the “Gates Foundation Agreement”), and that Novartis’s Development and Commercialization activities with respect to the Initial Program and Replacement Program will, as a result of utilization of funding from such grant in the Initial Program and Replacement Program, be subject to Novartis’s obligations under the Gates Foundation Agreement, as applicable.  For clarity, however, no such funding will be included in any payment to Precision hereunder.  Precision acknowledges and agrees that (a) [***], (b) [***], and (c) [***] shall in each case (a)-(c) not constitute a breach of this Agreement by Novartis.  [***]

7.8.2Novartis shall promptly provide notice to Precision in the event any dispute arises under the Gates Foundation Agreement, or in the event Novartis receives from the Bill & Melinda Gates Foundation any request for information specifically concerning or request for access to any Precision Technology.

7.8.3The Parties acknowledge and agree that [***].

7.9Consideration. The Parties acknowledge that each of the licenses and rights granted by Precision in this Agreement and each of the provisions of this Agreement for efforts or assistance by Precision and access to Precision Technology, individually and collectively, constitute good, valuable and sufficient consideration for each and all of the fees and payments called for hereunder and for each and all of the other obligations of Novartis, its Affiliates and its and their Sublicensees; and the Parties further acknowledge that the individual and collective rights under and access to Precision Technology renders the way in which those fees and payments hereunder are determined, their amount (and potential reduction) and their duration, appropriate and desirable as a matter of convenience.

Article 8

EXCLUSIVITY

8.1Precision Exclusivity Obligations.  During the Term, except for Precision’s conduct of activities under this Agreement, Precision [***].

8.2Transactions Involving Competing Programs.

8.2.1Acquisition of Existing Competing Program.  Notwithstanding the exclusivity obligations set forth in Section 8.1, if, after the Effective Date, any Third Party becomes [***] as a result of a merger, acquisition, consolidation, asset sale, or other similar transaction (whether in a single transaction or series of related transactions), and, as of the closing date of such transaction, such Third Party is engaged in any activities [***] (such activities, a “Competing Program”), then continuation of the relevant Competing Program shall not be a breach of this Agreement provided that Precision provides Novartis with written notice of such transaction promptly, but no later than [***], and Precision [***].

8.2.2Existing Competing Program of a Precision Acquirer. For the avoidance of doubt, Section 8.1 shall not be construed under any circumstances to apply to an Acquirer of Precision. If after the Effective Date any Third Party becomes an Acquirer of Precision as a result of a Change of Control of Precision, and, as of the closing date of such transaction, such Acquirer is engaged in a Competing Program, then the provisions of Section 17.8 shall apply.

Article 9

FEES, ROYALTIES, & PAYMENTS

9.1Upfront Payment. As partial consideration for the rights granted by Precision to Novartis pursuant to the terms of this Agreement, Novartis shall pay to Precision a one-time payment equal to Fifty Million Dollars ($50,000,000).  Promptly following the Execution Date, Precision will provide an invoice for such payment, and Novartis will pay Precision such payment in accordance with Section 9.7 within [***] following receipt of the invoice.

9.2Equity Investment.  As partial consideration for the rights granted by Precision to Novartis pursuant to the terms of this Agreement, as of the Execution Date, the Parties have entered into the Stock Purchase Agreement, whereby Novartis will purchase Twenty-Five Million Dollars ($25,000,000) of stock in Precision.

9.3Milestone Payments.

9.3.1Novartis will provide Precision with written notice (a “Development Milestone Event Notice”) of any Licensed Product that includes a particular Payload or any Replacement Product achieving a development milestone event set forth in Table 9.3 below (each, a “Development Milestone Event”). Such notice will be provided within [***] after such Development Milestone Event is achieved by Novartis or any of its Affiliates.  In the case such Development Milestone Event is achieved by a Sublicensee, Novartis’s notice shall be provided within [***] after Novartis receives notice from the corresponding Sublicensee.

9.3.2Novartis will provide Precision with written notice (a “Commercial Milestone Event Notice”) of any Licensed Product achieving a commercial milestone event set forth in Table 9.3 (each, a “Commercial Milestone Event”) concurrent with Novartis’s royalty report issued pursuant to Section 9.4.8.

9.3.3Upon the achievement of a Milestone Event, Novartis shall pay to Precision the corresponding milestone payment indicated in Table 9.3 (each “Milestone Payment”), as follows.  The amount of the Milestone Payment that is payable for a particular Milestone Event shall depend on whether the Licensed Product includes an Initial Payload or is a Replacement Product, or includes an Additional Payload, as specified in Table 9.3.  The Development Milestone Events and Commercial Milestone

Events may be referred to individually or collectively as “Milestone Events.”  For purposes of determining whether the Net Sales thresholds set forth in Table 9.3 have been achieved for a Licensed Product for purposes of this Section 9.3, subject to Section 9.5, all Net Sales shall be calculated on a Licensed Product-by-Licensed Product basis for all Net Sales made by Novartis or any of its Affiliates or its or their Sublicensees of such Licensed Product. Each Milestone Payment shall be payable (y) only once for the set of all Licensed Products that include an Initial Payload or are Replacement Products; and (z) once for each set of Licensed Products that include an Additional Payload (i.e., once per [***] Program option exercised by Novartis in accordance with Section 3.2.3), in each case (y) and (z), upon first achievement of the applicable Milestone Event by a Licensed Product within each such set of Licensed Products.  Upon receipt of a Milestone Event Notice, Precision will provide an invoice for the applicable Milestone Payment, and Novartis will pay Precision the Milestone Payments in accordance with Section 9.7.

9.3.4The Development Milestone Events are intended to be sequential.  Achievement of a Development Milestone Event relating to Initiation of a Phase I Clinical Trial, Occurrence of Phase II Clinical Trial Trigger or Occurrence of Phase III Clinical Trial Trigger shall result in deemed achievement of all earlier Development Milestone Events, and achievement of a Development Milestone Event relating to First Commercial Sale shall result in deemed achievement of all earlier Development Milestones Events other than those relating to First Commercial Sale. Similarly, achievement of each Commercial Milestone Event measured by annual Net Sales shall result in achievement of all Commercial Milestone Events measured by a lower amount of annual Net Sales.

Table 9.3 – Milestone Payments

Development Milestone Events – For either a Licensed Product that includes an Initial Payload or a Replacement Product	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total Development Milestone (Licensed Products that include an Initial Payload or Replacement Products) Payments:	[***]
Development Milestone Events – For a Licensed Product that includes an Additional Payload	Milestone Payment
[***]	[***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total Development Milestone (Licensed Product that includes an Additional Payload) Payments:	[***]
Commercial Milestone Events – For either a Licensed Product that includes an Initial Payload or a Replacement Product	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
Total Commercial Milestone (Licensed Product including an Initial Payload or Replacement Product) Payments:	[***]
Commercial Milestone Events – For a Licensed Product that includes an Additional Payload	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
Total Commercial Milestone (Licensed Product that includes an Additional Payload) Payments:	[***]

9.4Royalties on Products.

9.4.1Royalty Term. Novartis shall pay Precision royalties as set forth in this Section 9.4 on a Licensed Product-by-Licensed Product and country-by-country basis in the Territory during the period of time beginning on the date of the First Commercial Sale of such Licensed Product in such country and continuing until the latest to occur of: (a) the expiration of the last-to-expire Valid Claim in such country Covering such Licensed Product; (b) the expiration of all data, regulatory, or market exclusivity, or supplemental protection certificates (other than Patent rights) covering the Licensed Product in such country; and (c) ten (10) years after the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”); provided, however, that royalties shall only be payable with respect to any Licensed Product that includes an Initial Payload, or any Replacement Product, for sales made in the Royalty Territory.  Upon the expiration of the Royalty Term for a Licensed Product in a particular country, the license granted by Precision to Novartis under (y) Section 7.1.1 with respect to such Licensed Product and such country shall survive and become perpetual, fully-paid, and royalty-free, and shall remain exclusive (even as to Precision and its Affiliates) and (z) Section 7.1.2 with respect to such Licensed Product and such country shall survive and become perpetual, fully-paid, and royalty-free, and shall remain non-exclusive.

9.4.2Royalty Rates. On a Licensed Product-by-Licensed Product and country-by-country basis, during the Royalty Term in respect of such country, Novartis shall pay to Precision a tiered royalty equal to the percentages of annual global Net Sales of such Licensed Product, as set forth below (the “Royalty”), calculated by multiplying the applicable royalty rate percentage by the corresponding portion of aggregate global Net Sales for such Licensed Product in such Calendar Year.  The amount of the Royalty that is payable shall depend on whether the Licensed Product is from the Initial Program or Replacement Program or is from an [***] Program, as set forth below.   For purposes of determining whether the Net Sales thresholds below in this Section 9.4.2 have been achieved for a Licensed Product for purposes of this Section 9.4.2, subject to Section 9.5, all Net Sales shall be calculated on a Licensed Product-by-Licensed Product basis for all Net Sales made by Novartis or any of its Affiliates or its or their Sublicensees of such Licensed Product during the Royalty Term applicable to such Licensed Product. For clarity, the incremental royalty rates set forth below will only apply to that portion of the Net Sales of royalty-bearing Licensed Products that fall within the indicated range of sales.

Annual Global Net Sales of the Applicable Licensed Product from the Initial Program or Replacement Program	Royalty Rate
The portion of annual global Net Sales of such Licensed Product less than or equal to [***]	[***]
The portion of annual global Net Sales of such Licensed Product greater than [***] but less than or equal to [***]	[***]
The portion of annual global Net Sales of such Licensed Product greater than [***] but less than or equal to [***]	[***]
The portion of annual global Net Sales of such Licensed Product greater than [***]	[***]
Annual Global Net Sales of the Applicable Licensed Product from an [***] Program	Royalty Rate
The portion of annual global Net Sales of such Licensed Product less than or equal to [***]	[***]
The portion of annual global Net Sales of such Licensed Product greater than [***] but less than or equal to [***]	[***]
The portion of annual global Net Sales of such Licensed Product greater than [***]	[***]

9.4.3Valid Claim. If, at the time a Licensed Product is sold in a country during the Royalty Term for a Licensed Product, there is no Valid Claim of a Precision Licensed Patent that Covers such Licensed Product in such country, the Royalty rates provided in Section 9.4.2 above for the sale of such Licensed Product in such country will be reduced in such country by [***].

9.4.4Biosimilar Products. On a country-by-country and Licensed Product-by-Licensed Product basis, if the annual Net Sales of a Licensed Product in a country are less than [***] of the peak annual Net Sales for such Licensed Product in such country, and in such country the first commercial sale of a Biosimilar Product with respect to such sale of such Licensed Product has occurred, the Royalty rates provided in Section 9.4.2 above for the Licensed Product in such country will be reduced in such country [***].

9.4.5Third Party Payments. Novartis may deduct from any Royalty payments to Precision under this Section 9.4 for the sale of a given Licensed Product an amount equal to [***] of (a) any [***] made by Novartis to a Third Party in consideration for a right or license under such Third Party’s interest in any Patents that [***], or (b) (i) any [***] made by Novartis to a Third Party that [***] and (ii) a reasonable allocation of any [***] made by Novartis to a Third Party that [***], in each case (i) and (ii), in consideration for a right or license under such Third Party’s interest in any Patents that [***].

9.4.6Royalty Floor. For the avoidance of doubt, under no circumstances will the application of the reductions in Section 9.4.3 or 9.4.4 (as applicable) and Section 9.4.5 together ever result in a reduction of the Royalties payable by Novartis to Precision to less than [***] of the Royalties otherwise payable under Section 9.4.2.  [***]

9.4.7Compulsory Licenses and Other Step-In Rights.  In the event that, on a country-by-country basis, Novartis, its Affiliates or any Sublicensees are required to grant any licenses or other rights to a Third Party, including any Governmental Authority, to Develop, Manufacture, or Commercialize a Licensed Product, whether as a result of the actions of any Governmental Authority or the exercise of any rights by an upstream licensor of a Party, or in the event any Governmental Authority exercises its right to substantially reduce the price at which such Licensed Product is sold in such country, then [***].

9.4.8Payment; Reports. Royalty payments due by Novartis to Precision under this Section 9.4 will be calculated and reported for each Calendar Quarter, as follows. During each applicable Royalty Term and any period in which a Milestone Payment corresponding to a Commercial Milestone Event may become payable, within [***] after the end of each Calendar Quarter Novartis shall provide Precision with a report setting forth, with respect to such Calendar Quarter, on a Licensed Product-by-Licensed Product and country-by-country basis: (a) Net Sales of the Licensed Product by Novartis and its Affiliates and Sublicensees in the Territory; (b) a calculation of the Royalties due on such Net Sales; and (c) whether any Commercial Milestone Events have been achieved.  Upon receipt of this report, Precision will provide an invoice for the applicable royalty payments and Milestone Payments corresponding to Commercial Milestone Events, and Novartis will pay Precision the foregoing royalties and Milestone Payments corresponding to Commercial Milestone Events in accordance with Section 9.7.

9.5Licensed Product Aggregation. For purposes of the calculations in Sections 9.3 and 9.4, (a) all Net Sales of a Licensed Product that includes a particular Payload and combination of Variable Components, including any and all forms, presentations, dosages, and formulations of such Licensed Product, shall be aggregated globally as the same Licensed Product; and (b) all Net Sales of a Replacement Product that includes a particular combination of Variable Components, including any and all forms, presentations, dosages, and formulations of such Replacement Product, shall be aggregated globally as the same Licensed Product.  For clarity, a “combination of Variable Components” as used in this Section 9.5 may include zero (0) or one (1) or more Variable Components.

9.6Payments under Existing In-License Agreements. The Parties acknowledge and agree that Precision shall be solely responsible for, and shall promptly discharge, any and all payments payable pursuant to the Existing In-License Agreements.

9.7Invoicing and Payment Procedure; Currency Conversion. Precision shall provide Novartis an invoice for all amounts due to it under this Agreement.  Unless otherwise noted, all fees owed to Precision will be payable within [***] after Novartis’s receipt of an invoice from Precision. Invoices to Novartis shall be substantially in the form set forth in the Exhibit 9.7(a).  Unless otherwise agreed by the Parties, all payments due under this Agreement shall be paid in Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by the payee; provided however, that Novartis shall only be required to disburse funds to the payee’s jurisdiction of incorporation or to a jurisdiction in which the payee has a significant business presence. The initial wire transfer instructions for Precision are as set forth on Exhibit 9.7(b). When conversion of payments from any currency other than Dollars is required, Novartis’s then-current standard exchange rate methodology will be employed for the translation of foreign currency sales into Dollars; provided, that this methodology is consistent with Novartis’s normal practices used to prepare its audited financial statements for external reporting purposes.

9.8Records and Audits. Each Party shall keep complete, true and accurate books and records in accordance with its Accounting Standards in relation to this Agreement, including, with respect to Novartis, in relation to Net Sales of Licensed Products as necessary to ascertain properly and to verify the Royalty and Milestone Payments due hereunder.  Each Party will keep such books and records for at least [***] following the Calendar Year to which they pertain.  Precision may, upon written request, cause an internationally-recognized independent accounting firm (the “Auditor”), which is reasonably acceptable to Novartis, to inspect the relevant records of Novartis and its Affiliates to verify the Net Sales, Royalties and Milestone Payments payable by Novartis and the related reports, statements and books of accounts, as applicable.  Before beginning its audit, the Auditor shall execute an undertaking acceptable to Novartis by which the Auditor agrees to keep confidential all information reviewed during the audit.  The Auditor shall have the right to disclose to Precision only its conclusions regarding any payments owed under this Agreement.  Novartis and its Affiliates shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Precision.  The records shall be reviewed solely to verify the accuracy of Novartis’s royalties and compliance with this Agreement. Such inspection right shall not be exercised more than [***].  In addition, Precision shall only be entitled to audit the books and records of Novartis and its Affiliates from the [***] prior to the Calendar Year in which the audit request is made.  Precision agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any law, regulation or judicial order.  The Auditor shall provide its audit report and basis for any determination to Novartis at the time such report is provided to Precision before it is considered final. Novartis shall have the right to request a further determination by such Auditor as to matters which Novartis disputes within [***] following receipt of such report. Novartis will provide Precision and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within [***] after the dispute notice is provided, which determination shall be limited to the disputed matters. Any matter that remains unresolved shall be resolved in accordance with the dispute resolution procedures contained in Section 16.2.  In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Novartis, the underpaid or overpaid amount shall be settled promptly.  Precision shall pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder. In addition, if an underpayment of more than [***] of the total payments due for the applicable audit period is discovered, the fees and expenses charged by the Auditor shall be paid by Novartis. Any overpayment by Novartis revealed by an audit shall be credited against future payments owed by Novartis to Precision (and if no further payments are due, shall be refunded by Precision at the request of Novartis within [***] of the receipt of the request).

9.9Late Payments. If any payment properly due under this Agreement and not subject to a good faith dispute is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at [***]. The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

9.10Taxes.

9.10.1Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible and in compliance with Applicable Laws, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use reasonable efforts to cooperate and coordinate with each other to achieve such objective, including by completing and filing documents required or permitted under the provisions of any Applicable Laws in connection with a claim of exemption from, or entitlement to a reduced rate of, withholding taxes or in connection with any claim to a refund of or credit for any payment of such taxes.  Notwithstanding the foregoing, for clarity, it is Precision’s sole responsibility to prepare and file required documents necessary to claim an exemption from withholding tax or to claim a reduced rate of withholding tax, at Precision’s sole expense.

9.10.2Indirect Taxes. All amounts mentioned in this Agreement are exclusive of any value added, goods and services, sales, use, excise, consumption, and other similar indirect taxes (“Indirect Taxes”). Precision shall issue all invoices in full compliance with the Indirect Tax laws and regulations applicable at Precision’s place of business. If any Indirect Taxes are due based on local law, Precision will be allowed to add the amount of Indirect Taxes to the amounts mentioned in this Agreement and invoice the net amount plus the applicable Indirect Taxes. Both Parties agree that Precision is generally allowed to issue zero-rated invoices in case of cross-border supply of services as agreed in this Agreement. The Parties shall issue invoices for all amounts payable under this Agreement consistent with all Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.

9.10.3Payment of Tax. The upfront, milestones, royalties and other amounts payable by Novartis to Precision to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Except as provided in this Section 9.10. Precision shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Novartis) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Novartis shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Precision is entitled under any applicable tax treaty to a reduction in the rate of, or the elimination of, any applicable withholding tax, it may deliver to Novartis or the appropriate Governmental Authority (with the assistance of Novartis to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Novartis of its obligation to withhold such tax and Novartis shall apply the reduced rate of withholding or dispense with withholding as the case may be; provided that Novartis has received Precision’s delivery of all applicable forms in a form satisfactory to Novartis (and, if necessary, evidence, in a form satisfactory to Novartis, of Precision’s receipt of appropriate governmental authorization) at least [***] prior to the time Payments are due. If in accordance with the foregoing, Novartis withholds any amounts of tax, it shall pay to Precision the balance when due, make timely payment to the proper tax authority of the withheld amount and send to Precision proof of such payment within [***] following such payments.

9.10.4Withholding Tax Actions. If Novartis changes its tax residence, performs a tax repatriation or takes any similar action that would increase any required withholding taxes with respect to any Payment that would not be required absent such action, Novartis shall provide Precision with prior written notice to allow Precision a reasonable opportunity to timely furnish forms, certificates or other items that would reduce or eliminate such withholding tax.  If no withholding tax deduction has been made on the payments to Precision or its Affiliates under this Agreement, but tax authorities subsequently take the position that a withholding tax deduction should have been made, including extra-territorial taxation, Precision shall provide, at its own expense, all reasonable support to Novartis to obtain relief or reduction of withholding under the applicable laws and tax treaties, including but not limited to the submission or issuance of requisite forms and information, and the Parties will bear such liability (reimburse one another as necessary) in a manner consistent with that which would have resulted had the tax been originally withheld. Any refunds of withholding taxes that are granted to Precision by the competent tax authority and which would cause Precision to receive payments in excess of that which Novartis would owe under this Agreement, including related interest, shall be paid to Novartis by Precision.

ANTITRUST FILINGS

10.1Antitrust Filings.  All option exercise notices delivered by Novartis pursuant to Section 3.2.3 shall specify whether the exercise of the applicable option right, in Novartis’s good faith assessment, requires filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (as amended from time to time, the “HSR Act”) or any other federal, state or foreign Applicable Law, regulation or decree designed to prohibit, restrict or regulate actions intended to or having the effect of reducing competition or monopolizing or restraining trade (collectively, “Antitrust Laws”). If Novartis concludes that filings are required, both Parties shall file (or, if applicable, shall cause their respective Affiliate(s) to file) the appropriate notices with respect to the transactions contemplated hereby as promptly as reasonably practicable with the United States Federal Trade Commission (“FTC”) and Department of Justice (“DOJ”) under the HSR Act or other applicable Government Authorities in respect to other Antitrust Laws (such filings the “Antitrust Filings”).  Each of the Parties shall promptly supply (or, if applicable, shall cause their respective Affiliate(s) to supply) the other with any information that may reasonably be required in order to effectuate the Antitrust Filings.  Each Party agrees (and shall cause each of their respective Affiliates) to use their respective commercially reasonable efforts: (a) to cooperate to obtain any authorizations, clearances, orders or approvals required for transactions contemplated hereby under the Antitrust Laws; (b) to promptly respond to any request by any Governmental Authority for information under any Antitrust Law with respect to the transactions contemplated hereby; (c) to promptly inform the other Party upon receipt of any material communication from the FTC, the DOJ or any other Governmental Authority regarding the transactions contemplated hereby; and (d) subject to applicable legal limitations and the instructions of any Governmental Authority, keep the other Party apprised of the status of matters relating to the transactions contemplated hereby, including promptly furnishing the other Party with copies of material notices or other material communications received by such Party or any of their respective Affiliates, as the case may be, from any Third Party or any Governmental Authority with respect to the transactions contemplated hereby. The Parties shall each permit legal counsel for the other Party a reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed material written communication to any Governmental Authority with respect to the transactions contemplated hereby.  Each of the Parties agrees, subject to applicable legal limitations and the instructions of any Governmental Authority, not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with this Agreement unless it consults with the other Party in advance and gives the other Party the opportunity to attend and participate, provided, however, that neither Party shall be required to consent to the divestiture or other disposition of any of its assets or the assets of its Affiliates or to consent to any other structural or conduct remedy and neither Party nor its Affiliates shall have any obligation to contest, administratively or in court, any ruling, order or other action of the FTC or DOJ or any Third Party with respect to the transactions contemplated by this Agreement.  Each Party shall be responsible for paying its own costs and expenses (including legal and consultants’ fees) incurred in connection with obtaining clearance of the transactions contemplated hereby from the FTC and the DOJ, except that Novartis will pay the filing fees incurred by both Parties in connection with the filings required pursuant to the Antitrust Laws.  Each Party agrees to request, and to cooperate with the other Party in requesting, early termination of any applicable waiting period under the Antitrust Laws.  Notwithstanding anything to the contrary in this Agreement, each option exercised by Novartis under Section 3.2.3 is conditioned upon the receipt of all consents, approvals and authorizations required under the Antitrust Laws, and the option exercise shall not be effective, the particular Reserved Payload shall not be an Additional Payload, and the corresponding Option Exercise Fee shall not be payable until the applicable waiting periods under the Antitrust Laws terminate or expire, and the expiry of the Option Period during such waiting periods shall be of no effect with respect to the particular Reserved Payload that is the subject of such Antitrust Filing; provided, however, that if the option exercise has not become effective within [***] of the date of the applicable Antitrust Filing, then (y) Novartis shall be deemed not to have provided notice of option exercise under Section 3.2.3, the corresponding Option Exercise Fee shall not be payable and the particular Reserved Payload shall not become an Additional Payload and (z) the particular Reserved Payload shall be deemed an Unavailable Payload.

Article 11

INTELLECTUAL PROPERTY

11.1Ownership of Intellectual Property.

11.1.1Background IP.  As between the Parties, and subject to the licenses granted under this Agreement (a) Novartis shall solely own (or retain ownership of) all rights, title and interests in and to the Novartis Background IP, and (b) Precision shall solely own (or retain ownership of) all rights, title and interests in and to the Precision Background IP. If any Third Party becomes an Acquirer of Precision after the Effective Date pursuant to a Change of Control, any Patent rights and Know-How Controlled by the Acquirer before the relevant Change of Control transaction or thereafter during the Term will not be considered part of the Precision Background IP; provided, however, that any Patent rights or Know-How that would otherwise constitute Precision Background IP and are discovered or created by or on behalf of the Acquirer after the relevant Change of Control transaction by using any Precision Technology relating to the Program will be considered part of the Precision Background IP.

11.1.2Inventions.  Ownership of Inventions created, conceived or reduced to practice in the course of the activities under this Agreement shall be as follows:

(a)Novartis shall solely own (or retain ownership of) all such Inventions, regardless of the inventorship thereof, that solely relate to [***] (“Novartis Improvement IP”); Precision agrees to assign and hereby assigns to Novartis all of its and its Affiliates’ right, title and interests in and to the Novartis Improvement IP and agrees to execute such documents and perform such other acts as Novartis may reasonably request to obtain, perfect and enforce the Novartis Improvement IP and the assignment thereof;

(b)Precision shall solely own (or retain ownership of) all such Inventions, regardless of the inventorship thereof, that relate to [***] (“Precision Improvement IP”); Novartis agrees to assign and hereby assigns to Precision all of its and its Affiliates’ right, title and interests in and to the Precision Improvement IP and agrees to execute such documents and perform such other acts as Precision may reasonably request to obtain, perfect and enforce the Precision Improvement IP and the assignment thereof; and

(c)Except to the extent constituting Precision Improvement IP or Novartis Improvement IP, all other such Inventions will be owned according to inventorship thereof.  Inventorship as between the Parties will be determined in accordance with U.S. patent laws; all such determinations shall be documented to ensure that the Patent claims in any divisional or continuation patent applications reflect appropriate inventorship.  For clarity, each Party shall solely own such other Inventions made solely by or on behalf of its, and its Affiliates’, employees and contractors (“Precision Sole IP” and “Novartis Sole IP,” as applicable) and the Parties shall jointly own such other Inventions made jointly by or on behalf of Precision and Novartis or their respective Affiliates (“Joint IP”), as applicable.

11.1.3Rights of Joint Owners. Subject to the licenses and obligations of exclusivity granted hereunder, Sections 11.2 and 11.3 and the payment obligations under Article 9, each Party shall have full rights to exploit and license Joint IP (and any Patent rights therein), without any obligation or requirement of an accounting to the other Party.

11.1.4Independent Development. Subject to the licenses and obligations of exclusivity granted hereunder, nothing in this Agreement shall be construed as limiting either Novartis’s or Precision’s right to research, develop, improve and in-license technology related to the Novartis Background IP (in the case of Novartis) or Precision Background IP (in the case of Precision) outside the scope of this Agreement in its ordinary course of business.

11.1.5Enabling Technology; After-Acquired IP.

(a)Enabling Technology for the Licensed Products will be secured: (i) [***] to the extent necessary for Precision (as determined by Precision) to use the ARCUS Technology or to design, create, select or optimize ARCUS Nucleases [***] (“Platform-Enabling IP”); or (ii) [***] to the extent it relates to other elements of the Licensed Products [***] (“Product-Enabling IP”); provided, however that Novartis will be solely responsible for obtaining any licenses required as a result of [***].

(b)If Precision or any of its Affiliates [***] creates, conceives or reduces to practice, and Controls, any Patent rights or Know-How outside the course of the activities under this Agreement after the Effective Date that is necessary or reasonably useful for the Development, making, having made, use, importation, exportation, offering for sale, sale, Commercialization, or other exploitation of a Licensed Product as a result of the Licensed ARCUS Nuclease included therein, including any such Patent that Covers a Licensed ARCUS Nuclease (“After-Acquired IP”), [***].

11.1.6Contribution of Licensed Precision Technology.  Precision shall inform Novartis in writing, prior to contributing to any Research to be conducted under any Research Plan any portion of the Precision Technology that is in-licensed from a Third Party, the contribution of which would prevent or conflict with the ownership and use rights with respect to Patents and Know-How contemplated by this Agreement. Novartis acknowledges that it has received a copy of the Cellectis Agreement and the Duke Agreement prior to the Execution Date.

11.1.7Assignment Obligation. Each Party shall cause all of its Affiliates, employees, agents, independent contractors, consultants, and others who perform activities for such Party under this Agreement to be under an obligation to assign to such Party their rights in and to any Inventions and all intellectual property rights therein, except where Applicable Law requires otherwise in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in each of such cases a Party shall obtain a suitable license, preferably exclusive, or right to obtain such a license). Each Party shall use reasonable efforts to promptly disclose to the other Party in writing all Inventions, including any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing such Inventions, and all information relating to such Inventions to the extent necessary or useful for the preparation, filing and maintenance of any Patent with respect to such Invention.

11.2Patent Prosecution and Maintenance.

11.2.1Patent Working Group Representatives. Each Party shall designate to the other Party in writing a patent Prosecution and Maintenance representative to liaise with the other Party’s patent Prosecution and Maintenance representative via the Patent Working Group with respect to the Prosecution and Maintenance of Patents under this Section 11.2. Each Party may update its patent Prosecution and Maintenance representative at any time upon written notice to the other Party.

11.2.2Rights to Prosecute and Maintain Patents. As between the Parties:

(a)Novartis has the sole right, but not the obligation, to Prosecute and Maintain any Novartis Patent, at Novartis’s sole cost and expense;

(b)Precision has the sole right, but not the obligation, to Prosecute and Maintain any Precision Patent, at Precision’s sole cost and expense;

(c)subject to and in accordance with Section 11.2.3, Novartis has the first right, but not the obligation, to Prosecute and Maintain any Joint Patent, at Novartis’s sole cost and expense, and Precision shall have the secondary right, at Precision’s sole cost and expense, to Prosecute and Maintain any Joint Patent; and

(d)Novartis acknowledges and agrees that Precision has no rights or responsibility for preparing, filing, Prosecuting or Maintaining the Cellectis Patents.

11.2.3Prosecution and Maintenance Procedures for Joint Patents.  Novartis shall keep Precision reasonably informed of the status of the Joint Patents and shall promptly provide Precision with all material correspondence received from any patent authority in connection therewith. In addition, Novartis shall promptly provide Precision, through the Patent Working Group, the opportunity to review the text of any application constituting or claiming Joint IP before filing of the relevant application; Novartis will reasonably consider any input or feedback from Precision with respect to the foregoing, provided, that Novartis shall have the final authority with respect to any such decisions. Novartis shall notify Precision of its intention to suspend or cease any Prosecution and Maintenance of any Joint Patent. Novartis shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Joint Patent. In such event, Novartis shall permit Precision, at Precision’s discretion and at its sole expense, to continue Prosecution and Maintenance of such Joint Patent.

11.2.4Cooperation of the Parties. Each Party shall cooperate fully with the other Party in the Prosecution and Maintenance of Patents under this Section 11.2 at [***] cost (except as expressly set forth otherwise in this Article 11), including by: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, to enable the other Party to apply for and to Prosecute and Maintain such Patents in any country as permitted by this Section 11.2; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the Prosecution and Maintenance of any such Patents. Each Party will use reasonable efforts via good faith consultation through the Patent Working Group to avoid creating potential issues in Prosecution and Maintenance of Patents under this Section 11.2.

11.3Infringement or Misappropriation by Third Parties.

11.3.1Notice. Each Party shall notify the other within [***] of becoming aware of any alleged or threatened infringement by a Third Party of any of the Precision Patents, Novartis Patents or Joint Patents that Cover a Licensed Product, in each case in the Field in the Territory, and any related declaratory judgment, opposition or similar action alleging the invalidity, unenforceability or non-infringement of any of the Precision Patents, Novartis Patents, or Joint Patents (collectively “Infringement”).

11.3.2Joint IP and Precision Product IP.

(a)As between the Parties, Novartis has the first right, but not the obligation, to bring and control any legal action, at [***] cost and expense, in connection with (i) any Infringement of any Joint IP, or (ii) any Infringement of any [***]. Novartis shall keep Precision reasonably informed of the status of such enforcement efforts for such Joint IP or such [***], and shall consider in good faith Precision’s comments thereon. Novartis shall provide Precision with drafts of all material papers and statements to be filed with the court in sufficient time to allow Precision to review, consider and substantively comment thereon, and shall in good faith consider all reasonable comments thereto by Precision before filing such papers or statements.  Precision may, at [***] expense, join as a party to such claim, suit, or proceeding and be represented in any such action by counsel of its own choice.

(b)If Novartis does not bring a legal action pursuant to Section 11.3.2(a) within [***] after the notice provided pursuant to Section 11.3.1 (or within such shorter period prior to the next deadline for any action that must be taken in order to bring such legal action), Precision may bring and control any legal action in connection with such Infringement, at [***] cost and expense as it reasonably determines appropriate so long as Novartis does not reasonably object to such action.  Precision shall keep Novartis reasonably informed of the status of such enforcement efforts for such Joint IP, and shall consider in good faith Novartis’s comments thereon. Precision shall provide Novartis with drafts of all material papers and statements to be filed with the court in sufficient time to allow Novartis to review, consider and substantively comment thereon, and shall in good faith consider all reasonable comments thereto by Novartis before filing such papers or statements.  Novartis may, at [***] expense, join as a party to such claim, suit, or proceeding and be represented in any such action by counsel of its own choice.

11.3.3Precision Background IP and Precision Sole IP. Except as set forth in Section 11.3.2(a), as between the Parties, Precision has the sole right to initiate any proceedings or take other appropriate actions against an Infringement of any Precision Background IP or Precision Sole IP or to defend against any challenge of any Precision Background IP or Precision Sole IP.  Novartis acknowledges and agrees that (a) Precision has no rights or responsibility for enforcing the Cellectis Patents, and therefore all references to Precision Background IP in this Section 11.3 shall be deemed to exclude the Cellectis Patents for all purposes, (b) prior to initiating enforcement actions against a Third Party with respect to certain Precision Patents which are subject to the non-exclusive license granted by Precision to Cellectis S.A. pursuant to the Cellectis Agreement, Precision is required by the Cellectis Agreement to confirm that Cellectis S.A. has not granted a license to such Third Party under such Precision Patents, and Novartis will cooperate with Precision in taking such actions as required by the Cellectis Agreement, and (c) Duke retains discretion as to whether to become a party plaintiff and has certain rights with respect to enforcement of Patents contained within the Duke IP in the event Precision does not enforce such Patents.

11.3.4Novartis Background IP and Novartis Improvement IP. Novartis has the sole right to initiate any proceedings or take other appropriate actions against an Infringement of any Novartis Background IP or Novartis Sole IP or to defend against any challenge of a Novartis Background IP or Novartis Sole IP.

11.3.5Allocation of Recoveries. Any recoveries resulting from enforcement action relating to a claim of Infringement under Section 11.3.2 shall be [***].

11.3.6Cooperation. At the request and expense of the Party bringing an action under this Section 11.3, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursue such action. In connection with any such enforcement action, the Party bringing the action shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the applicable Patents without the prior written consent of the other Party.

11.4Defense and Settlement of Third Party Claims. Each Party shall promptly notify the other in writing of: (a) any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party; or (b) any declaratory judgment action that is brought naming either Party as a defendant and alleging invalidity of any of the Novartis Patents, Precision Patents or Joint Patents that Cover a Licensed Product. Precision has the sole right to control any defense of any such claim described in (a) involving alleged infringement of Third Party rights by Precision’s activities at [***] expense and by counsel of its own choice, and Novartis may, at [***] expense, be represented in any such action by counsel of its own choice. Novartis has the sole right to control any defense of any such claim described in (a) involving alleged infringement of Third

Party rights by Novartis’s activities at [***] expense and by counsel of its own choice, and Precision may, at [***] expense, be represented in any such action by counsel of its own choice. Neither Party may settle any patent infringement litigation under this Section 11.4 in a manner that admits the invalidity or unenforceability of the other Party’s Patents or a Joint Patent or imposes on the other Party restrictions or obligations or other liabilities, without the written consent of such other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Nothing in this Section 11.4 will limit any indemnification rights or obligations of a Party under Article 13.

11.5Patent Extension.

11.5.1The Parties shall cooperate through the Patent Working Group in determining which Patent claiming or covering a Licensed Product should be extended, and thereafter the Parties shall cooperate, including by providing reasonable assistance, executing documents, and providing relevant information, in obtaining patent term restorations, supplemental protection certificates or their equivalents, and other forms of patent term extensions (collectively, “Extensions”) for a given Licensed Product with respect to any applicable Precision Patent, Novartis Patent, or Joint Patent in any country or region where applicable. Novartis shall have final decision-making authority with respect to decisions regarding Extensions, including the decision not to file Extensions, with respect to [***]. Precision shall have final decision-making authority with respect to decisions regarding Extensions, including the decision not to file Extensions, with respect to [***].

11.5.2[***]

11.6CREATE Act. It is the Parties’ intention that this Agreement is a “joint research agreement” as that phrase is defined in 35 U.S.C. § 100(h). The Parties agree to cooperate and to take reasonable actions to maximize the protections available for the Licensed ARCUS Nucleases and Licensed Products under 35 U.S.C. § 102(c) as amended by the Cooperative Research and Technology Enhancement (CREATE) Act, including the provisions of 35 U.S.C. § 102(b)(2)(c).

11.7Trademarks. Novartis shall have the right to select, and will be free, in its sole discretion, to use and to register in any trademark office in the Territory, any trademark for use with a Licensed Product (the “Licensed Product Trademarks”); provided that Novartis shall not use, file applications for, or register any trademarks owned by Precision (or its Affiliates), whether stand-alone or in combination with a design element, for the benefit of branding (including co-branding) without the prior written consent of Precision. As between the Parties, Novartis shall own all right, title and interest in and to any such Licensed Product Trademarks adopted by Novartis for use with Licensed Product, and is responsible for the registration, filing, maintenance and enforcement thereof.

Article 12

REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1Mutual Representations and Warranties. Each of Novartis and Precision represent and warrant, as of the Execution Date, that:

12.1.1it is duly organized and validly existing under in the Applicable Laws of the jurisdiction of its incorporation or formation, as applicable, has full corporate, limited liability company or other power and authority, as applicable, to enter into this Agreement and to carry out the provisions hereof, and has sufficient facilities, experienced personnel or other capabilities (including via Affiliates or Third Parties) to enable it to perform its obligations under this Agreement;

12.1.2it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate, limited liability company or other action, as applicable; and

12.1.3this Agreement is legally binding upon it and enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity) and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and will not: (a) conflict with, or constitute a default or result in a breach under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any Applicable Law; or (b) require any consent or approval of its stockholders or similar.

12.2Precision Representations and Warranties. Precision represents and warrants to Novartis that, as of the Execution Date:

12.2.1No Grants that Conflict with this Agreement. Precision and its Affiliates have not granted any rights (or other encumbrances) to any Third Party under Precision Technology that conflict with the rights granted to Novartis hereunder.

12.2.2Control over Know-How and Patents. Precision has Control over all Know-How and Patent rights owned by it or its Affiliates that are necessary or reasonably useful for the Research, Development, making, having made, use, importation, exportation, offering for sale, sale, Commercialization, or other exploitation of the Initial Collaboration Target, the Replacement Collaboration Target or Licensed Products in the Field, as known to be contemplated by this Agreement. [***]

12.2.3Existing Patents.

(a)All Patent rights contained in the Precision Background Platform IP existing as of the Execution Date, other than the Cellectis Patents, that are issued or subject to a pending application for issuance are listed on Exhibit 12.2.3 (the “Existing Patents”).

(b)All Existing Patents are: (i) to the extent issued (unless otherwise indicated on Exhibit 12.2.3), subsisting and, to Precision’s Knowledge, not invalid or unenforceable, in whole or in part, or to Precision’s Knowledge, confer a valid right to claim priority thereto; (ii) solely and exclusively owned or exclusively licensed to Precision, free of any encumbrance, lien or claim of ownership by any Third Party; (iii) in respect of Existing Patents owned by Precision, to the extent subject to a pending application for issuance, being prosecuted in good faith in the respective patent offices in which such applications have been filed in accordance with Applicable Law and, to Precision’s Knowledge, all material references, documents and information have been presented to the relevant patent office in respect of such Existing Patents to the extent required by such patent office; and (iv) in respect of Existing Patents owned by Precision, filed and maintained in accordance with applicable Patent office rules, and all applicable fees applicable thereto have been paid on or before any final due date for payment.

(c)The Existing Patents and the Cellectis Patents represent all Precision Patents that relate to the Precision Background Platform IP or the exploitation thereof.

(d)Each of the Existing In-License Agreements is valid, enforceable and binding on the parties thereto.

12.2.4No Third Party Agreements. Other than the Existing In-License Agreements, there are no license or other agreements with Third Parties regarding the exploitation of any Precision Technology or other materials contemplated to be provided by Precision to Novartis hereunder, to which Precision or its Affiliate is a party.

12.2.5[***]

12.2.6Other Material Claims and Actions. There are no claims, actions, or proceedings pending or, to Precision’s Knowledge, threatened by any Third Party; and to Precision’s Knowledge, there are no formal inquiries initiated or written notices received that may lead to the institution of any such legal proceedings, in each case (or in aggregate) against Precision or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Precision’s ability to conduct the Research or to grant the licenses or rights granted to Novartis under this Agreement.

12.2.7Assignment by Employees, Agents and Consultants. Precision has obtained from each of its current employees, consultants and contractors, in each case who perform research or development activities pursuant to this Agreement, written agreements containing obligations of confidentiality and non-use and an assignment to Precision of all inventions (and all of such Person’s rights thereto) for which Precision or Novartis is intended to have ownership or license rights under this Agreement such that no such employee, contractor or consultant shall retain any rights to such inventions that would prevent or conflict with Novartis’s rights of ownership or use of such inventions contemplated by this Agreement.

12.2.8No Government Funding. Except with respect to the Duke IP, the inventions claimed or covered by the Precision Patents: (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States of America or any agency thereof; (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401 (the “Bayh-Dole Act”). With regard to any inventions within the Duke IP that are subject to the Bayh-Dole Act, Precision and its Affiliates have complied with the applicable provisions of the Bayh-Dole Act, in a manner that protects and preserves Precision’s right, title and interest in such inventions to the maximum extent permitted by law.

12.2.9Regulatory Documentation. Precision and its Affiliates have generated, prepared, maintained and retained all Regulatory Documentation that is required to be maintained or retained pursuant to and in accordance with, to the extent applicable, good laboratory and clinical practice and Applicable Law and all such information is true, complete and correct in all material respects and what it purports to be. “Regulatory Documentation” means all: (a) applications (including all INDs and applications for Regulatory Approval), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; (c) supplements or changes to any of the foregoing following Regulatory Approval; and (d) clinical and other data, including Clinical Trial data, contained or relied upon in any of the foregoing; in each case ((a)–(d)) relating to a Licensed Product in the Field.

12.3Mutual Covenants.

12.3.1Employees, Consultants and Contractors. Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform research or development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign inventions in a manner consistent with the provisions of this Agreement.

12.3.2Debarment. Each Party represents, warrants and covenants to the other Party that neither it nor its officers, employees, agents, consultants or any other person used by such Party in the performance of the respective research and development activities under this Agreement is: (a) debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act; (b) listed by any Governmental Authority as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Each Party will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates the services of any such person. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or, in the case of Novartis, Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

12.3.3Protection of Information.  Each Party agrees that during the Term of this Agreement, and without limiting its obligations hereunder, each Party shall implement technical and organizational measures to protect all information under the Agreement that are appropriate and that provide no less protection than both (a) good industry practice (i.e., in accordance with ISO 27001 or similar industry standards) and (b) such Party’s measures to protect its own information of a similar nature or importance.

12.3.4Invention Assignment Obligation. Each Party will obtain from each of its future employees, consultants and contractors, in each case who perform Research or Development activities pursuant to this Agreement, written agreements containing obligations of confidentiality and non-use and an assignment to such Party of all Inventions (and all of such Person’s rights thereto) for which Precision or Novartis is intended to have ownership or license rights under this Agreement such that no such employee, contractor or consultant shall retain any rights to such Inventions that would prevent or conflict with Precision’s or Novartis’s, as applicable, rights of ownership or use of such Inventions contemplated by this Agreement.

12.4Precision Covenants. Precision agrees that during the Term of this Agreement, neither Precision nor its Affiliates will grant any rights (or other encumbrances) to any Third Party to Precision Technology that conflict with the rights granted to Novartis hereunder. For the avoidance of doubt, nothing in this Section 12.4 shall limit Precision’s rights pursuant to Section 3.4.

12.5Compliance.

12.5.1Compliance with this Agreement. Each of the Parties shall, and shall cause their respective Affiliates to, comply in all material respects with the terms of this Agreement.

12.5.2Compliance with Applicable Laws. Each Party covenants to the other that in the performance of its obligations under this Agreement, such Party shall comply with, and shall cause its Affiliates and its and its Affiliates’ employees and contractors to comply, with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

12.5.3Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties shall comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

12.5.4Prohibited Conduct. Without limiting the other obligations of the Parties set forth in this Section 12.5, each Party covenants to the other that, as of the Effective Date and in the performance of its obligations under this Agreement through the expiration and termination of this Agreement, such Party and, to its knowledge, its Affiliates and its and its Affiliates’ employees and contractors, in connection with the performance of their respective obligations under this Agreement, have not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly through Third Parties, to any Government Official for the purpose of: (a) improperly influencing any act or decision of the Person or Government Official; (b) inducing the Person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (c) securing any improper advantage; or (d) inducing the Person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist any Party in obtaining or retaining business. For the purpose of this Section “Government Official” means: (x) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (y) any candidate for political office, any political party or any official of a political party, in each case for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including either Party; or (z) any Person acting in an official capacity on behalf of any of the foregoing.

12.6Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 12, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS OR THE AVAILABILITY OF ANY LICENSES WITH RESPECT TO INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENTS OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE

PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT ANY PROGRAM OR LICENSED PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

Article 13

INDEMNIFICATION

13.1Indemnity.

13.1.1By Precision. Subject to Section 13.1.3, Precision shall defend, indemnify and hold harmless Novartis and its Affiliates, and their respective directors, officers, employees, and agents (each, a “Novartis Indemnitee”) from and against any and all costs, fees, expenses, losses, liabilities, and damages, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) to which any Novartis Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of Precision or its Affiliates or their respective Sublicensees or Permitted Contractors in connection with its activities under this Agreement; or (b) the breach of this Agreement or the representations, warranties, and covenants made hereunder by Precision; except, in each case, to the extent such Losses result from matters subject to clause (a), (b), or (c) of Section 13.1.2.

13.1.2By Novartis. Subject to Section 13.1.3, Novartis shall defend, indemnify and hold harmless Precision, its Affiliates, Duke, and its and their respective directors, officers, employees and agents (each, a “Precision Indemnitee”) from and against any and all Losses to which any Precision Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of Novartis, its Affiliates, or their respective Sublicensees or subcontractors in connection with its activities under this Agreement; (b) the breach of this Agreement or the representations, warranties and covenants made hereunder by Novartis; or (c) [***]; except, in each case, to the extent such Losses result from matters subject to clause (a) or (b) of Section 13.1.1.

13.1.3Procedure. A Party that intends to claim indemnification under this Article 13 (the “Indemnitee”) shall promptly notify the Indemnitor (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 13 if and to the extent the Indemnitor is actually and materially prejudiced thereby. The Indemnitor has sole control of the defense or settlement thereof. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The Indemnitor shall not settle any Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. So long as the Indemnitor is actively defending the Claim in good faith, the Indemnitee shall not settle or compromise any such Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume and conduct the defense of the Claim as provided above: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Article 13.

13.2Insurance. During the Term, each Party shall maintain such types and amounts of liability insurance (including self-insurance) as is normal and customary in the industry generally for similarly situated parties and adequate to cover its obligations under this Agreement, and Precision will upon request provide Novartis with a certificate of insurance in that regard, along with any amendments and revisions thereto.

Article 14

CONFIDENTIALITY

14.1Confidential Proprietary Information.

14.1.1Confidential Proprietary Information. In connection with this Agreement, each Party may disclose technical, business or other confidential information in connection with this Agreement, whether prior to, on, or after the Effective Date, including (a) any unpublished Patents, and (b) any information regarding the scientific, regulatory or business affairs or other activities of either Party (such confidential information, “Confidential Proprietary Information”). Without limiting the foregoing, the terms of this Agreement, the Stock Purchase Agreement, the Registration Rights Agreement and all Joint IP are the Confidential Proprietary Information of both Parties and shall be treated confidentially by each of the Parties, subject to the exceptions set forth in this Article 14.  [***] Information exchanged by the Parties pursuant to the Confidentiality Agreement shall be treated as Confidential Proprietary Information under this Agreement and governed by the terms of this Agreement.

14.1.2Restrictions. A Party (the “Receiving Party”) that receives Confidential Proprietary Information from the other Party (the “Disclosing Party”) shall keep all the Disclosing Party’s Confidential Proprietary Information in confidence with the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). A Receiving Party shall not use the Disclosing Party’s Confidential Proprietary Information except in connection with the performance of its obligations and exercise of its rights under this Agreement.

14.1.3Exceptions. The obligations of confidentiality and restriction on use of Confidential Proprietary Information under Section 14.1.2 do not apply to any information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (b) is known by the Receiving Party at the time of receiving such information without an obligation of confidentiality or limitations on use with respect thereto, other than by previous disclosure of the Disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the Receiving Party without an obligation of confidentiality or limitations on use with respect thereto by a Third Party lawfully permitted to make such disclosure as a matter of right; or (d) is independently discovered or developed by the Receiving Party without the use of or reference to Confidential Proprietary Information belonging to the Disclosing Party. Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions. Further, any combination of Confidential Proprietary Information shall not be deemed to be generally known, available to the public or known by the Receiving Party merely because individual elements of such Confidential Proprietary Information are subject to such exclusions unless the combination and its principles are subject to such exclusions.

14.1.4Permitted Disclosures. The Receiving Party may disclose Confidential Proprietary Information belonging to the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)made by or on behalf of the Receiving Party to a Patent authority as may be reasonably necessary or useful for purposes of Prosecution and Maintenance of Patents as permitted by this Agreement; provided, that (i) neither Party shall file a patent application that discloses Background IP or Collaboration IP that is solely owned by the other Party pursuant to this Agreement  and (ii) the Disclosing Party provides prior written consent for the disclosure (such consent not to be unreasonably withheld, conditioned or delayed);

(b)made by or on behalf of the Receiving Party to Regulatory Authorities as required in connection with any Regulatory Filings for a product that such Party has a license or right to develop in a given country or jurisdiction;

(c)made by or on behalf of the Receiving Party as may be reasonably necessary for prosecuting or defending litigation as permitted by this Agreement, the Stock Purchase Agreement or the Registration Rights Agreement;

(d)made by or on behalf of the Receiving Party for the purpose of complying with a valid order of a court of competent jurisdiction or other Governmental Authority of competent jurisdiction or, if in the opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law;

(e)made by or on behalf of the Receiving Party in the event that disclosure of certain material developments or material information generated under this Agreement is required by, or advisable to comply with the requirements of, a Governmental Authority (including in filings with the Securities and Exchange Commission or other agency) or stock exchange; provided that, to the extent permitted, the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure; and provided, further, that the receiving Party shall afford to the other Party an opportunity to review and comment, which period shall be no less than [***] (provided that if the applicable disclosure is required to be made within fewer than [***], then the receiving Party shall afford to the other Party a reasonable opportunity to review and comment consistent with such disclosure requirement), and the Receiving Party shall accept any reasonable comments so provided;

(f)made by or on behalf of Precision to Duke solely as and to the extent necessary to fulfill Precision’s reporting and payment obligations under the Duke Agreement, including disclosure of any financial terms of this Agreement or the Stock Purchase Agreement relevant to such obligations (e.g., royalty rates and thresholds), so long as (i) such information is disclosed subject to the confidentiality provisions of the Duke Agreement and (ii) Precision shall afford Novartis the opportunity to review and comment on such disclosure, which period shall be no less than [***] and Precision shall accept any reasonable comments so provided, to the extent permitted under the Duke Agreement;

(g)made by or on behalf of Novartis to the Bill & Melinda Gates Foundation solely as and to the extent necessary to fulfill Novartis’s reporting obligations under the Gates Foundation Agreement, including disclosure of any financial terms of this Agreement or the Stock Purchase Agreement relevant to such obligations (e.g., royalty rates and thresholds), so long as (i) such information is disclosed subject to the confidentiality provisions of the Gates Foundation Agreement and (ii) Novartis shall afford Precision the opportunity to review and comment on such disclosure, which period shall be no less than [***] and Novartis shall accept any reasonable comments so provided, to the extent permitted under the Gates Foundation Agreement;

(h)made by or on behalf of the Receiving Party in response to a valid request by a U.S., state, foreign, provincial, or local tax authority, in which case either Party may disclose, a copy of this Agreement, the Stock Purchase Agreement or the Registration Rights Agreement (including any Exhibits, Appendices, ancillary agreements, and amendments hereto or thereto);

(i)made by the Receiving Party to its and its Affiliates’ employees, consultants, contractors and agents, and to Sublicensees (in the case of Novartis) or licensees (in the case of Precision with respect to Terminated Programs), in each case on a need-to-know basis (as reasonably determined by the Receiving Party) in connection with the Research, Development, making, having made, use, importing, exporting, offering for sale, selling, Commercialization, or other exploitation of Licensed Products or Terminated Programs (if applicable) in the Field in the Territory, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and

(j)made by the Receiving Party to potential and actual investors, acquirers, licensees and other financial partners solely for the purpose of evaluating or carrying out an actual or potential investment, or acquisition, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; provided, however, that with respect to disclosure to actual or bona fide potential investors, such disclosure is under a written obligation of confidentiality that is consistent with market terms, including a shorter period of time during which such information must be held confidential.

In addition to the foregoing, Precision may [***].

14.1.5Public Domain Information and Residual Knowledge. Nothing in this Agreement shall prevent a Party from using any information that is in the public domain. A Party shall also not be restricted under, and shall not be in breach of, this Agreement from using, within or outside this Agreement and for any purpose, any general knowledge, skill, and expertise acquired by its employees (or its Affiliates’ employees) in their performance of this Agreement (“Residuals”) solely to the extent such Residuals shall have been retained in the unaided memory (without intentional memorization) of such employees in intangible form and without use by the Party or such employees of tangible copies of any Confidential Proprietary Information of the other Party; provided that this provision will not be deemed in any event to provide any right to infringe the Patent rights of the other Party or of Third Parties that have licensed or provided materials to the other Party; provided, further, that a Party’s use of such Residuals is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at such Party’s sole risk.

14.1.6Disclosure of Agreement. Notwithstanding anything to the contrary herein, either Party or its Affiliates may disclose the relevant terms of this Agreement, the Stock Purchase Agreement and the Registration Rights Agreement: (a) to the extent required or advisable to comply with the rules and regulations promulgated by the Securities and Exchange Commission, any other Governmental Authority or any applicable stock exchange, provided that in connection with any filing of any such agreement with any Governmental Authority or stock exchange, the disclosing Party shall (i) file a redacted form of the agreement with such Governmental Authority or stock exchange, if permitted by such Governmental Authority or stock exchange, (ii) provide the redacted form of the agreement, if any, to the other Party for review and comment at least [***] prior to filing (provided that if the applicable filing is required to be made within fewer than [***], then the filing Party shall afford to the other Party a reasonable opportunity to review and comment consistent with such filing requirement), and (iii) consider any comments by the other Party to the redacted form of the agreement in good faith, it being acknowledged and agreed that each Party shall retain ultimate discretion to disclose the terms of the agreement to any Governmental Authority or stock exchange (as the case may be) as such Party determines is required or advisable; and (b) upon request from a Governmental Authority (such as a tax authority), provided the disclosing Party uses reasonable efforts to ensure the Governmental Authority maintains such terms as confidential.

14.1.7Survival. Each Party’s obligations under this Section 14.1 (other than Section 14.1.5) shall apply during the Term and continue for [***].  Section 14.1.5 shall apply during the Term and shall survive any expiration or termination of this Agreement.

14.2Publicity. On the earlier of [***], the Parties shall issue a press release mutually agreed upon by the Parties. Thereafter, either Party may make subsequent public disclosure of the contents of such press release and, except as permitted under Section 14.1.4 and this Section 14.2, neither Party shall issue any subsequent press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed; provided however, that (y) neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system subject to the restrictions set forth in Sections 14.1.4 and 14.1.6 and (z) Precision will not be prevented from disclosing publicly the achievement of any Milestone Event and the receipt (and the amount) of any corresponding Milestone Payment, provided that (i) Novartis shall have at least [***] to review and provide edits and comments to any public disclosure proposed by Precision under this Section 14.2(z) and (ii) Precision shall reasonably incorporate any edits and address any comments provided by Novartis in such proposed public disclosure. If either Party desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the issuing Party will provide the other Party with a copy of the proposed press release or public statement. The issuing Party shall specify with each such proposed press release or public statement, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Receiving Party may provide any comments on such proposed press release or public statement. If the reviewing Party provides any comments, the Parties shall consult with one another on such proposed press release or public statement and work in good faith to prepare a mutually acceptable press release or public statement. Each Party may publicly disclose any information relating to this Agreement that has already been publicly disclosed in accordance with this Section 14.2, provided such information continues as of such time to be accurate.

14.3Publication. Novartis shall be entitled to issue scientific publications, disclose scientific data and make presentations with respect to a Program, the Initial Collaboration Target or Replacement Collaboration Target (as applicable), any Initial Payloads and Additional Payloads (as applicable), the Licensed Products, and their testing in accordance with Novartis’s and its collaborators’ internal guidelines without approval by Precision, and Novartis shall be in control of any scientific publications or scientific presentations regarding the Licensed Products or their testing, subject to this Section 14.3. For any such publications, disclosures and presentations regarding Licensed Products for which a First Commercial Sale has not yet occurred, Novartis shall: (a) provide Precision with a draft of such publication, disclosure or presentation at least [***] prior to submission to the publisher (as applicable); (b) remove any Confidential Proprietary Information of Precision related to ARCUS Technology or ARCUS Nucleases generally, as requested by Precision; (c) delay the disclosure or submission for publication of such publication or presentation of such presentation, as applicable, for an additional [***] to allow the applicable Party under Section 11.2 the opportunity to seek patent protection with respect to the content of such publication, disclosure or presentation; and (d) give Precision a pre-publication right to review and comment upon such publication, disclosure or presentation, which comments shall be considered in good faith by Novartis. Precision shall not issue any scientific publications regarding the Initial Collaboration Target or Replacement Collaboration Target (as applicable), any Initial Payloads and Additional Payloads (as applicable), the Licensed Products or their testing without Novartis’s prior written consent.

Notwithstanding the foregoing, during the Research Term Precision may issue scientific publications, disclose scientific data and make presentations relating specifically to the ARCUS Technology (including the cleavage activity, specificity, mechanics of cleavage or other performance characteristics of ARCUS Nucleases) that do not identify the Initial Collaboration Target or Replacement Collaboration Target (as applicable), any Initial Payloads and Additional Payloads (as applicable) or a Licensed Product; provided, that for any publication, disclosure or presentation that discloses information relating to the Initial Collaboration Target or Replacement Collaboration Target (as applicable), any Initial Payloads and Additional Payloads (as applicable) or the Licensed Products, Precision shall: (w) provide Novartis with a draft of such publication, disclosure or presentation at least [***] prior to submission to the publisher (as applicable); (x) remove any Confidential Proprietary Information of Novartis or any Confidential Proprietary Information of either Party which identifies the Licensed ARCUS Nucleases, as requested by Novartis; (y) delay the disclosure or submission for publication of such publication or presentation of such presentation, as applicable, for an additional [***] to allow the applicable Party under Section 11.2 the opportunity to seek patent protection with respect to the content of such publication, disclosure or presentation; and (z) consider in good faith any comments from Novartis with respect to the information contained therein relating to the Initial Collaboration Target or Replacement Collaboration Target (as applicable), any Initial Payloads and Additional Payloads (as applicable) or the Licensed Products.

Article 15

TERM & TERMINATION

15.1Term. This Agreement commences on the Effective Date and, unless terminated earlier as provided in this Article 15, shall continue on a Licensed Product-by-Licensed Product basis until the expiration of the last Royalty Term in the Territory for such Licensed Product (the “Term”).

15.2Termination for Material Breach.

15.2.1Termination. Either Party may terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within [***] from the date of such notice [***].

15.2.2Dispute. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 15.2.1, and such alleged breaching Party provides the other Party notice of such dispute within the applicable cure period, then the non-breaching Party may not terminate this Agreement under Section 15.2.1 unless and until it has been finally determined pursuant to Article 16 that the alleged breaching Party has materially breached this Agreement and such Party fails to cure such breach within [***] following such decision. During the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.  If the Parties do not agree as to whether or not a material breach has occurred, the non-breaching Party may elect to have the dispute resolved pursuant to expedited arbitration; accordingly, upon election of the non-breaching Party, such dispute will be resolved by arbitration as set forth in Article 16, except that the Parties agree that the proceedings shall be conducted pursuant to the Expedited Procedure Rules set forth by the American Arbitration Association for such expedited proceedings, irrespective of the amount in dispute.

15.3Termination by Novartis.

15.3.1Partial Termination. Novartis may, at any time in its sole discretion and without cause, terminate this Agreement on a Program-by-Program basis upon [***] prior written notice to Precision.

15.3.2Entire Agreement. Novartis may, in its sole discretion, terminate this Agreement in its entirety at any time and without cause upon [***] prior written notice to Precision.

15.3.3Novartis Special Remedy. In the event that Novartis would have the right to terminate this Agreement under Section 15.2.1 for Precision’s material breach of (a) [***] or (b) [***], then Novartis may, in its sole discretion, elect to either (y) exercise such termination right, or (z) in lieu of exercising such termination right (and without limiting Novartis’s rights otherwise set under this Agreement), maintain the licenses and other rights granted by Precision to Novartis under this Agreement in relation to the affected Program(s) in accordance with their respective terms, provided that: [***].  For clarity, Novartis shall only be considered to have the right to terminate this Agreement under Section 15.2.1 after the applicable notice period has expired without a cure or, if applicable (pursuant to Section 15.2.2), unless and until it has been finally determined pursuant to Article 16 that Precision has materially breached this Agreement and Precision fails to cure such breach within [***] following such decision.  In no event shall Novartis be entitled to elect the remedy under this Section 15.3.3 [***].

15.4Effect of Patent Challenges. Except to the extent the following is unenforceable under the Applicable Law of a jurisdiction:

15.4.1if Novartis, its Affiliates or Sublicensees, directly or indirectly: (a) initiate, request or participate in an interference or opposition proceeding with respect to any Precision Patent; or (b) make, file, maintain or participate in any claim, demand, lawsuit, cause of action or any other administrative, judicial or similar proceeding to challenge the validity, enforceability or patentability of any Precision Patent (in each case, (a) or (b), other than in response to a threat of an infringement claim by Precision or its Affiliates), then Precision may upon written notice to Novartis immediately terminate this Agreement in its entirety; provided, however, that if Novartis or its applicable Affiliate or the applicable Sublicensee withdraws (or causes to be withdrawn) the applicable action described in above in this Section 15.4.1 within [***] after being requested to do so by Precision in writing, then Precision will have no right to terminate this Agreement pursuant to this Section 15.4.1 on the basis of such challenge or action.

15.4.2For clarity, (a) Precision may not terminate this Agreement pursuant to Section 15.4.1 on the basis of any particular challenge or action if Novartis or any of its Affiliates or Sublicensees is required by legal process to be joined as a party in such challenge or action by a Third Party, and (b) “participates in” as used in this Section 15.4 shall not include a Party’s truthful responses to mandated requests by a relevant Governmental Authority (such as subpoenas or depositions).

15.5Termination for Cessation of Development. On a Program-by-Program basis, if with respect to all Licensed Products arising from such Program in all countries in the Territory, Novartis and its Affiliates and Sublicensees have suspended or do not have an active and ongoing Development program (which program may include activities directed to Developing delivery technology for Licensed Products or out-licensing) for a period of [***] during the Term, and no First Commercial Sale of any Licensed Product arising from such Program has occurred, then provided such cessation was not due to action taken by Regulatory Authorities to restrict or prohibit such activities, Third Party litigation related to a Licensed Product arising from such Program, or any cause specified in Section 17.10, then such cessation shall automatically be treated as Novartis’s submission of written notice of termination of this Agreement pursuant to Section 15.3.1 with respect to such Program.  In the event that such cessation of Development for Licensed Products within the applicable Program was a result of such actions or litigation or infringement, the [***] period or portion thereof so affected shall be extended on a day-for-day basis during the period of time such action, litigation or cause continues to exist.

15.6Effects of Termination. Upon any termination of this Agreement, the following will apply, provided that if this Agreement is terminated only with respect to specified Programs (“Terminated Programs”) and not in its entirety, then the following will apply to such Terminated Programs only, and if this Agreement is terminated in its entirety, then all Programs will be deemed Terminated Programs.

15.6.1Termination of Licenses. All licenses for Terminated Programs granted under Section 7.1, and all sublicenses granted thereunder (other than the sublicense to the Bill & Melinda Gates Foundation authorized in Section 7.8.1), terminate automatically as of the termination effective date and all such rights shall revert to Precision; provided that, if Novartis (or its Affiliates or Sublicensees) has inventory of usable Licensed Product(s) arising from a Terminated Program as of the effective date of termination, then Novartis (and its Affiliates and Sublicensees) may continue to sell off such inventory of Licensed Products in the Field in the Territory (and fulfill customer orders therefor) until the earlier to occur of [***] after the effective date of termination and the date on which Novartis (or its Affiliates or Sublicensees) no longer has such inventory of Licensed Product(s) and shall pay Precision any applicable royalties due based on such sales. If the applicable Terminated Program is the Initial Program, then the Initial Collaboration Target and all associated Licensed Products and Licensed ARCUS Nucleases shall cease to be subject to the rights and obligations of the Parties under this Agreement, except with respect to any [***] that have not become Terminated Programs pursuant to this Agreement and their associated Licensed Products, and the Initial Payloads shall cease to be subject to the rights and obligations of the Parties under this Agreement.  If the applicable Terminated Program is an [***], then the applicable

Additional Payload and all associated Licensed Products shall cease to be subject to the rights and obligations of the Parties under this Agreement.  If the applicable Terminated Program is the Replacement Program, then this Agreement shall be deemed to be terminated in accordance with Section 15.3.2.

15.6.2Destruction of Confidential Proprietary Information. Each Receiving Party shall destroy (at the Disclosing Party’s written request) all Confidential Proprietary Information of the Disclosing Party in its possession as of the effective date of expiration or termination, with the exception of one copy of such Confidential Proprietary Information, which may be retained by the legal department of the Receiving Party to confirm compliance with the nonuse and nondisclosure provisions of this Agreement, provided that each Receiving Party may retain and continue to use such Confidential Proprietary Information of the Disclosing Party only to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement, including any obligation of Novartis to transfer Licensed Products to support the Humanitarian License under the Gates Foundation Agreement. Notwithstanding the foregoing, a Receiving Party shall not be required to destroy (a) any Confidential Proprietary Information of the Disclosing Party contained in its laboratory notebooks, (b) any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its employees, consultants, or others who received the Disclosing Party’s Confidential Proprietary Information under this Agreement, or (c) any Joint IP.

15.6.3Other Rights and Obligations. All other rights granted under this Agreement and all obligations of the Parties will automatically terminate except as expressly set forth in this Section 15.6 or Section 15.7.

15.7Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Articles 1 (to the extent such definitions are used in surviving provisions) and 16, and Sections 3.3.1 (last sentence only, and only if Novartis has delivered the Replacement Notice prior to the effective date of such termination or expiration), 4.7 (with respect to Research Costs incurred by Precision prior to the effective date of such termination or expiration), 4.10, 4.11, 7.4 (second-to-last sentence only), 7.8, 9.3 (with respect to Milestone Events achieved prior to the effective date of such termination or expiration), 9.4 (with respect to sales of Licensed Products made before the effective date of such termination or expiration or pursuant to Section 15.6.1), 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 11.1.1, 11.1.2, 11.1.3, 11.2.2, 11.2.3, 11.2.4 (to the extent such cooperation is implicated by other surviving provisions of Article 11), 11.3.2 (with respect to any and all Infringements of Joint IP), 11.3.5 (with respect to actions brought before the effective date of such termination or expiration, or brought with respect to Joint IP after the effective date of such termination or expiration), 11.3.6 (with respect to actions brought with respect to Joint IP), 11.4 (with respect to Joint IP), 11.5.2, 11.6, 11.7 (last sentence only), 12.6, 13.1 (with respect to claims for which the cause of action arose prior to the effective date of termination or expiration), 14.1 (to the extent and as described in Section 14.1.7), 15.6, 15.7, 15.8, 17.1, 17.2, 17.4, 17.5, 17.6, 17.9, 17.11, 17.15, 17.16 and 17.17.

15.8Exercise of Rights to Terminate; Damages; Relief. The valid use by either Party of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto; provided, however, that termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon termination.

15.9Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar provision in the bankruptcy laws of another applicable jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property to which such other Party is otherwise entitled to have access under this Agreement and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party: (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under the foregoing subclause (a), upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 15.9 are without prejudice to any rights a Party may have arising under the Code.

Article 16

GOVERNING LAW; DISPUTE RESOLUTION

16.1Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of New York, without reference to its conflict of laws principles. The United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) does not apply to this Agreement.

16.2Disputes. The Parties recognize that controversies or claims arising out of, relating to, or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties shall follow the procedures set forth in this Article 16 to resolve any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”).  Notwithstanding the foregoing, “Dispute” shall not include matters within the purview of the JSC, which shall be resolved pursuant to Section 2.6, including through the exercise by Precision or Novartis of its final decision-making authority in accordance therewith; provided that Disputes regarding whether a decision is subject to Precision’s JSC representatives having final decision-making authority or to Novartis’s JSC representatives having final decision-making authority pursuant to Section 2.6 shall be resolved pursuant to the procedures set forth in this Article 16. If a Dispute arises between the Parties, either Party may refer the Dispute to Executive Officers of each Party for resolution within [***] of a written request by either Party to the other Party. Each Party, within [***] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the Executive Officer to whom such Dispute is referred. If, after an additional [***] after the notice of Dispute, such Executive Officers have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, the Parties may seek to resolve the Dispute through binding arbitration as further described in Section 16.3.

16.3Arbitration. Any Dispute not resolved through the informal Dispute-resolution procedures described above shall be settled by binding arbitration as follows (subject to Section 15.2.2, with respect to expedited arbitration of Disputes regarding the existence or materiality of a breach).  Either Party, following the end of the [***] period referenced in Section 16.2, may refer such issue to arbitration by submitting a written notice of such request to the other Party.  Promptly following receipt of such notice, the Parties shall meet and discuss in good faith and agree on an arbitrator to resolve the issue, which arbitrator shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries.  If the Parties cannot agree on such arbitrator within [***] of request by a Party for arbitration, then such arbitrator shall be appointed by the American Arbitration Association, which arbitrator must meet the foregoing criteria.  The place of arbitration shall be New York, New York.  The proceedings shall be conducted pursuant to the rules set forth by the American Arbitration Association for such proceedings.  All proceedings and communications shall be in English.  The Parties agree that discovery appropriate to the issues in the dispute shall be permitted in the arbitration, including reasonable document requests, pre-hearing exchanges of information, expert witness disclosures, limited depositions of important witnesses and other appropriate discovery, provided that such discovery shall be limited to the narrower of (a) the scope of discovery agreed to by the Parties, or if none can be agreed, established by the arbitrator, and (b) such discovery as would be permitted by the Federal Rules of Civil Procedure and is approved by the arbitrator, keeping in mind the goal of an expedited and efficient proceeding.  The arbitration shall be governed by the procedural and substantive law set forth in Section 16.1 and the United States Arbitration Act, 9 U.S.C. §§1-16 to the exclusion of any inconsistent state laws.  Either Party may apply to the arbitrator for interim injunctive relief or may seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the matter pursuant to this Article 16.  The Parties shall have the right to be represented by counsel.  Any judgment or award rendered by the arbitrator shall be final and binding on the Parties, and shall be governed by the terms and conditions hereof, including the limitation of liability set forth in Section 17.2.  The Parties agree that such a judgment or award may be enforced in any court of competent jurisdiction.  The statute of limitations of the State of New York applicable to the commencement of a lawsuit shall apply to the commencement of arbitration under this Article 16.  Each Party shall bear its own costs and expenses and attorneys’ fees in the arbitration, except that the arbitrator may order the non-prevailing Party to bear all or an appropriate part (reflective of the relative success on the issues) of the costs and expenses and reasonable attorneys’ fees incurred by the prevailing Party based on the relative merits of each Party’s positions on the issues in the dispute.  The Party that does not prevail in the arbitration proceeding shall pay the arbitrator’s fees and expenses and any administrative fees of arbitration.  All proceedings and decisions of the arbitrator(s) shall be deemed Confidential Proprietary Information of each of the Parties, and shall be subject to Article 14.

16.4Patent and Trademark Disputes.  Notwithstanding Section 16.3, any Dispute relating to the scope, validity, enforceability or infringement of any Patents or trademarks shall be submitted to a court or other Governmental Authority of competent jurisdiction in the country in which such Patent or trademark rights were granted or arose.

Article 17

MISCELLANEOUS

17.1Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto, together with the Stock Purchase Agreement and the Registration Rights Agreement, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing may not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

17.2Limitation of Liability. NEITHER PARTY MAY RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 17.2 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER Article 13, EITHER PARTY’S LIABILITY FOR BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER Article 14 OR LIABILITY OF A PARTY FOR ITS INFRINGEMENT OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHTS OR FOR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD.

17.3Independent Contractors. The relationship between Novartis and Precision created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party.

17.4Notice. Any notice required or permitted to be given by this Agreement must be in writing, in English. Any and all notices or other communications or deliveries required or permitted to be provided hereunder must be in writing and will be deemed given and effective if: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; or (c) delivered by facsimile or electronic mail, with a confirmation copy to be sent via either of the methods set forth in clauses (a) and (b) of this Section 17.4, in each case, addressed as set forth below unless changed by notice so given:

If to Precision:	Precision BioSciences, Inc.

302 East Pettigrew Street, Suite A-100

Durham, NC 27701

Attn: [***] Senior Vice President, Business Development and Alliance Management
Fax: (480) 393-5553
E-mail: [***]

with a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, LLP

150 Fayetteville Street, Suite 2300

Raleigh, NC 27601

Attention:  John Therien

Fax:  (919) 821-6800

E-mail: jtherien@smithlaw.com

Novartis shall also provide a copy of any notice (via e-mail if available) to Precision’s Alliance Manager.

If to Novartis:	NovartisPharma AG

Lichtstrasse 35

CH-4056 Basel

Switzerland

Attn: Head of NIBR General Legal, Europe

And an email copy to: [***]

with a copy (which shall not constitute notice) to:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, MA 02139 USA

Attn: General Counsel

Precision shall also provide a copy of any notice (via e-mail if available) to Novartis’s Alliance Manager.

17.5Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, (a) such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement, (b) this Agreement shall be construed and enforced as if such invalid, unenforceable or illegal provision had never comprised a part hereof, (c) all remaining portions will remain in full force and effect and shall not be affected by the invalid, unenforceable or illegal provision or by its severance herefrom, and (d) in lieu of such invalid, unenforceable or illegal provision, the Parties shall use reasonable efforts to seek and agree on an alternative valid and enforceable provision that preserves the original purpose and intent of this Agreement.

17.6Non-Use of Names. Precision shall not use the name, trademark, logo, or physical likeness of Novartis or its respective officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Novartis’s prior written consent; provided that Precision shall have the right to use the name and logo of Novartis solely for the purpose of referring to Novartis as a partner of Precision, subject to Precision’s compliance with Novartis’s written branding and usage guidelines. Precision shall require its Affiliates to comply with the foregoing. Novartis shall not use the name, trademark, logo, or physical likeness of Precision or its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Precision’s prior written consent; provided that Novartis shall have the right to use the name and logo of Precision solely for the purpose of referring to Precision as a partner of Novartis, subject to Novartis’s compliance with Precision’s written branding and usage guidelines. Novartis shall require its Affiliates and Sublicensees to comply with the foregoing.

17.7Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer, without the other Party’s consent to: (a) its Affiliate, provided that such Party shall remain primarily liable for any acts or omissions of such Affiliate; or (b) to an Acquirer in connection with a Change of Control, subject to Section 17.8.  Any permitted assignee shall, in writing to the non-assigning party, expressly assume performance of such assigning Party’s rights and obligations. Any permitted assignment or transfer is binding on the successors of the assigning or transferring Party.  Any assignment or transfer or attempted assignment or transfer by either Party in violation of the terms of this Section 17.7 is null, void and of no legal effect.

17.8Precision Change of Control.

17.8.1Notification of Change of Control. Precision shall provide Novartis with written notice of any Change of Control of Precision promptly, but no later than [***], following the first public announcement of such Change of Control, which notice shall describe in reasonable detail the nature of the transaction and the identity of the Acquirer (a “Change of Control Notice”).  If Precision undergoes a Change of Control, then Section 17.8.2 shall apply.  For avoidance of doubt, a Change of Control of Precision shall not in any way limit or alter Novartis’s termination rights in accordance with Section 15.3, and the provisions of Section 17.8.2 below shall only apply if Novartis has not exercised any such termination right.

17.8.2Effects of Change of Control.  Subject to Section 17.8.3 below, following a Change of Control of Precision, [***].

17.8.3Acquirer Engaged in Competing Program.  If Precision undergoes a Change of Control and, as of the closing date of such Change of Control transaction, the applicable Acquirer is engaged in a Competing Program, then Novartis may, by written notice delivered to Precision within [***] following Novartis’s receipt of a Change of Control Notice from Precision, [***].

17.8.4Firewalled Programs. Promptly following the first to occur of any of the following events in relation to an Acquirer of Precision: (a) the effective date of a Change of Control of Precision [***], (b) Novartis’s delivery to Precision of a Reservation Request pursuant to Section 3.2.1 specifying the identity of a Payload that Novartis desires to include as a Reserved Payload under this Agreement that results in the Acquirer’s program with respect to the applicable Payload becoming a Competing Program, or (c) the initiation of [***] (each of (a), (b) and (c), with respect to such Competing Program, the “Firewall Event”), Precision shall implement and enforce Firewalls between the applicable Program and Competing Program for the duration of the applicable Firewall Period.

17.8.5Firewall Audits.  Novartis shall have the right, through a designated Third Party auditor reasonably acceptable to Precision, to audit Precision’s (and, as applicable, its Affiliates’) implementation and enforcement of Firewalls under this Section 17.8 for purposes of confirming compliance with the Firewalls, identifying any vulnerabilities or breaches and requiring Precision (or its Affiliates) to promptly remediate any non-compliance identified by such audit.  In connection with such audit, duly authorized representatives of Novartis’s designated auditor may make an on-site visit to Precision (or its Affiliate) for the purpose of conducting such audit. Precision may require such auditor to execute a reasonable confidentiality agreement prior to commencing the audit, provided that the results of such audit (excluding all Third Party confidential information and any of Precision’s or its Affiliates’ confidential information that Novartis does not otherwise have the right to access under this Agreement) may be shared with Novartis. Novartis may conduct such audits from time to time as reasonably necessary to confirm Precision’s compliance with such Firewall requirements [***].  Any audits described under this Section 17.8.5 shall be conducted during Precision’s regular business hours, for a duration only as reasonably necessary to confirm Precision’s compliance with the applicable Firewall requirements, and shall not unreasonably interfere with or impede Precision’s business operations.  Novartis shall provide Precision with written notice of such audit at least [***] prior to such requested audit (or such shorter period as may be designated by Novartis if Novartis reasonably believes at any time that Precision is not in compliance with such Firewall requirements). All such audits shall be conducted at Novartis’s cost and expense. If the auditor identifies any breach of the Firewall, Novartis or the auditor will notify Precision, and Precision will promptly (and will use reasonable efforts to ensure its Affiliates promptly) take all action necessary to remedy such breach, and will provide Novartis with reasonable assurance that such action has been taken, at Precision’s sole expense.

17.9Waivers. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

17.10Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, epidemics, pandemics, the spread of infectious diseases, quarantines, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, such affected Party shall use Commercially Reasonable Efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.

17.11Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, Appendices or Exhibits mean the particular Articles, Sections, Appendices or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (j) the phrase “non-refundable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement; (k) neither Party shall be deemed to be acting on behalf of the other Party; and (l) the word “or” is used in the inclusive sense (“and/or”).

17.12Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one instrument. This Agreement may be executed and delivered electronically and upon such delivery such electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

17.13Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

17.14Further Assurances. Novartis and Precision hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

17.15No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

17.16Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

17.17Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

17.18Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. For clarity, Novartis extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

17.19Effective Date.  This Agreement will automatically become effective in its entirety on the Effective Date.  Until the Effective Date, other than Sections 14.1.4, 14.1.6 and 14.2 (each of which will apply notwithstanding anything to the contrary in the Confidentiality Agreement), this Section 17.19 and Article 16 (including any defined terms set forth in the foregoing provisions or in Article 1 to the extent necessary to give effect to the rights and obligations set forth therein), this Agreement shall not be binding on the Parties.  The Parties agree that the Confidentiality Agreement will remain in full force and effect until the earlier of (a) the Effective Date or (b) September 15, 2022.

17.20[***]

[Signature Page Follows]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the Execution Date by their duly authorized representatives.

Precision BioSciences, Inc.

By: /s/ Michael Amoroso
Name: Michael Amoroso
Title: Chief Executive Officer

Novartis Pharma AG

By: /s/ Petra Grohmann-Moesching
Name:  Petra Grohmann-Moesching
Title:  Head of Finance, NIBR Europe

By: /s/ Simone Pfirter
Name:  Simone Pfirter
Title:  Head NIBR General Legal Europe

[Signature Page to Collaboration and License Agreement]

Exhibit 1.46

Developing Countries List

[Omitted]

Exhibit 1.46

Exhibit 3.2.1

Reserved Payload List

[Omitted]

Exhibit 3.2.1

Exhibit 4.4.1

Initial Research Plan and Budget

[Omitted]

Exhibit 4.4.1

Exhibit 4.10

Form of Materials Transfer Record

[Omitted]

Exhibit 4.10

Exhibit 9.7(a)

Form Invoice

[Omitted]

Exhibit 9.7(a)

Exhibit 9.7(b)

Precision Wire Instructions

[Omitted]

Exhibit 9.7(b)

Exhibit 12.2.3

Existing Patents

[Omitted]

Exhibit 12.2.3

Schedule 1.59

Duke IP

[Omitted]

Schedule 1.59